Exhibit 10.2

Shareholders’ Agreement

between

AarhusKarlshamn AB (publ)

and

Enzymotec Ltd

regarding the joint venture company

Advanced Lipids AB

14 June 2007

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDER AGREEMENT (the “Agreement”) is executed on this June 14, 2007 (the “Effective Date”), by and between

AARHUSKARLSHAMN AB (publ.), corporate registration number 556669-2850 having its registered address at Skeppsgatan 19, 211 19 Malmö, Sweden (hereinafter referred to as “AAK”)

and

ENZYMOTEC LTD., P.O. Box 6, Migdal HaEmeq, 23106, Israel (hereinafter referred to as “Enzymotec”)

Preliminary Statement

WHEREAS, AAK is one of the world’s leading manufacturers of high value-added vegetable specialty oils and fats and has the requisite qualifications, skills and knowledge to manufacture, market and sell the Products (as described below); and

WHEREAS, Enzymotec is a leading innovative company conducting research and development in the field of added value components for human nutrition and has specifically developed the Products (as defined below) and is the owner of the enzymes described in Schedule A, attached hereto (the “Enzymes”); and

WHEREAS, both Partners (as defined below) have confirmed their mutual interest in forming a company in order to market and sell the Products; and

WHEREAS, such company shall be established in the form of a Swedish limited liability company.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, the Partners hereto agree as follows:

1.	DEFINITIONS

1.1.	Unless the terms or context of this Agreement otherwise require, the following terms shall have the meanings set out below:

1.1.1.	"Affiliate" shall mean any corporation directly or indirectly controlling, controlled by or under the same control of a party hereto. The term control shall mean (i) any corporation in which fifty percent (50%) or more of the voting stock is owned directly or indirectly by a party hereto, (ii) any corporation which directly or indirectly owns fifty percent (50%) or more of the voting stock of a party hereto, or (iii) any corporation in which 50% or more of the stockholding is owned under the direct or indirect control of such corporation described in (i) or (ii);

1.1.2.	“Annual General Meeting” shall mean the General Meeting to be held within six months of the expiry of each financial year at which the Board of Directors shall present the annual report and auditor’s report.

1.1.3.	"Closing" is defined in Section 13.2.6.

1.1.4.	"Company" shall mean the Swedish limited liability company to be formed by the Partners pursuant to this Agreement;

1.1.5.	“Companies Act” shall mean the Swedish Companies Act (Sw: Aktiebolagslagen (2005:551)

1.1.6.	"Establishment Date" shall mean the date on which the Company is registered at the Swedish Companies Registration Office;

1.1.7.	”General Meeting” shall mean a general meeting with the shareholders in the Company (Sw: bolagsstämma).

1.1.8.	"Information" shall mean any scientific, technical, commercial, financial and marketing information, technology, formulations, specifications, and/or manufacturing processes relating to the Products;

1.1.9.	"Products" is described in Exhibit A attached hereto.

1.1.10.	“Shares” shall mean shares, each having a par value of SEK one thousand (1000) issued or to be issued by the Company (including any shares or securities issued to the Partners at any time after the date hereof, including by way of a stock split, stock dividend or otherwise).

1.1.11.	“Steering Committee” is defined in Section 4.2.1 below.

1.2.	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.3.	Unless the context requires otherwise, words importing the singular shall include the plural and vice versa and words importing a gender shall include every other gender.

2.	PARTIES TO THE AGREEMENT

2.1.	The Parties

The parties to this Agreement are:

2.1.1.	Enzymotec Ltd., a company duly organized and incorporated under the State of Israel, P.O.Box 6, Migdal HaEmeq, 23106, Israel.

2.1.2.	AarhusKarlshamn AB (publ.), reg. nr. 556669-2850, a company duly organized and incorporated under the laws of Sweden and having its principal office at Skeppsgatan 19, 211 19 Malmö, Sweden.

Each of Enzymotec and AarhusKarlshamn shall be referred to as a “Partner” and collectively, the “Partners.”

2.2.	Representations and Warranties

Each of the Partners represents and warrants that:

2.2.1.	it possesses full power, authority and legal right to enter into this Agreement and to perform its obligations hereunder;

2.2.2.	it is not a party to any agreement that prevents such Partner from fulfilling all such Partner's obligations hereunder or that impairs or may impair any responsibility or obligation of such Partner hereunder; and

2.2.3.	its representative whose signature is affixed hereto has been fully authorized to sign this Agreement pursuant to a valid power of attorney or equivalent authorization.

3.	ESTABLISHMENT OF THE COMPANY

3.1.	Establishment of the Company

The Partners will form, immediately after the date hereof, a Swedish limited liability company subject to the terms of this Agreement and in accordance with the Companies Act. The Partners shall promptly register the Company in accordance with the applicable laws of Sweden.

The Company’s Articles of Association shall be substantially in the form set out in Schedule 3.1 and shall reflect the provisions of this Agreement (the "Articles of Association"). Notwithstanding inconsistencies between the Articles of Association on the one hand and the provisions of this Agreement on the other hand, the provisions of this Agreement shall prevail solely as between the parties.

3.2.	Share Capital

The Partners agree that the Company shall have an issued and paid-up capital of SEK one hundred thousand (100,000), divided into one hundred (100) Shares and that each Partner shall be the holder of fifty (50) percent of the total number of Shares.

3.3.	All the Shares shall be equal in all respects, including without limitation par value, voting power and dividend rights.

3.4.	Name and Address of the Company

Details of the name and address of the Company are as follows:

3.4.1.	The name of the Company shall be:

“Advanced Lipids AB” or if registration of such company name is not possible, another name as agreed between the Partners.

3.4.2.	The registered office of the Company shall be located in Karlshamn, Sweden.

Notwithstanding the above, the Partners agree to refer to the Company as “Advanced Lipids AB, a joint venture of AAK and Enzymotec” and use such name as the Company’s tradename.

3.5.	Purpose of the Company

The Partners acknowledge and agree that the Company is established for the purposes of marketing, selling and otherwise commercially exploiting the Products to the infant food industry. It shall engage in all activities and transactions as the Partners may mutually deem reasonably necessary or advisable or incidental in connection therewith.

4.	MANAGEMENT AND OPERATIONS OF THE COMPANY

4.1.	Board of Directors

4.1.1.	The Company shall form and maintain a board of directors (the "Board") that shall have the powers and authority set forth in this Section, the Articles of Association and under the Companies Act. The Board shall consist of four members, two of which will be appointed by AAK and two of which will be appointed by Enzymotec. Members of the Board shall serve until they are removed by the Partner who appointed such member or until they resign. Any vacancy on the Board shall be filled promptly by the applicable Partner. The initial members of the Board shall be Ariel Katz, Boaz Noy, Renald Mackintosh and Håkan Christensson.

4.1.2.	The Board shall have all the power and authority to make all the decisions concerning the objectives and purposes of the Company set forth herein.

4.1.3.	The Board shall have a chairman from among its members for a period of two years at a time and AAK and Enzymotec shall alternately each two years have the right to appoint the chairman; AAK having the right to appoint the first chairman, to serve until December 31, 2008 and who shall be Renald Mackintosh. The chairman shall not have any casting vote at meetings with the Board.

4.1.4.	It is envisaged that the Board shall meet every quarter, or at such intervals as required for the purposes set forth herein. The chairman of the Board shall ensure that Board meetings are held whenever necessary. The Board shall be convened upon request by a member of the Board by at least 14 days written notice. Such notice shall be in the English language and shall state the time, place and agenda of the meeting and shall be sent to each member of the Board by registered air mail, telefax or e-mail to the respective address, telefax number or e-mail address which shall have been informed in writing by each member of the Board to the chairman of the Board.

4.1.5.	Members of the Board shall not receive any fees or other compensation from the Company.

4.1.6.	Members of the Board may participate in meetings of the Board by means of telephone, video-conferencing or similar communication equipment, provided that all persons participating in the meeting can hear each other and provided also that all resolutions passed at meetings held by such communication equipment must be recorded in minutes signed by all of the participating board members.

A resolution in writing signed by all board members elected for the time being shall be valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held.

4.1.7.	Except as otherwise provided in this Agreement, all approvals, disapprovals and other actions to be taken by the Board shall be taken unanimously by all the Board members present in a meeting. The quorum for all meetings of the Board shall be three (3) directors. The Board may adopt other rules and procedures, not inconsistent with this Agreement, relating to the conduct of the Board’s affairs.

4.1.8.	In the event that a decision cannot be made by way of unanimous vote, such matter shall be postponed to the next Board meeting. Should no decision be made at such second Board meeting, then the Partners shall consider the matter for a six (6) month period and endeavor to make a decision at a third board meeting. Should no decision be made at such Board meeting, then either Partner may refer the matter to the Board of AAK and to the Board of Enzymotec, who shall attempt to resolve such matter through negotiations during an additional thirty (30) day period. Has the matter not been resolved after such period then the Partners shall enter into the Buy-Sell procedure set out in Section 13.2. Section 13.3 shall apply mutatis mutandis after such procedure.

4.1.9.	The members of the Steering Committee shall have the right to participate in all Board meetings unless the Board in a particular case otherwise decides. The members of the Steering Committee shall be invited to the meetings in accordance with the procedure set out in 4.1.4. They shall not have any voting rights at such meetings.

4.1.10.	The rules of procedure of the Board shall be as set out in Schedule 4.1.10.

4.2.	Managing Director and Steering Committee

4.2.1.	The Company shall form and maintain a committee (the "Steering Committee") that shall have the powers and authority set forth in this Section. The Steering Committee shall be constituted as an ad hoc committee and a member of the Steering Committee may not at the same time be a member of the Board. The Steering Committee shall consist of two members, one of which will be appointed by AAK and one of which will be appointed by Enzymotec. Members of the Steering Committee shall serve until they are removed by the Partner who appointed such member or until they resign. Any vacancy on the Steering Committee shall be filled promptly by the applicable Partner. The initial members of the Steering Committee shall be Yoav Kahane and Malin Pedersen.

4.2.2.	One member of the Steering Committee shall be the Managing Director, (Sw. Verkställande direktör) and the other member shall have a title of Technical Director (Sw: Teknisk direktör). The position of Managing Director shall be for a period of two years at a time and AAK and Enzymotec shall alternately each two years have the right to appoint the Managing Director; Enzymotec having the right to appoint the first managing director, to serve until December 31, 2008 and who shall be Yoav Kahane.

4.2.3.	The Managing Director shall have all the power and authority to make all the decisions concerning the day-to-day affairs of the Company but shall in all day-to-day affairs and all matters discuss and deliberate with the Technical Director in the Steering Committee prior to taking such actions. The Managing Director shall report to the Board and act in conformity with the Board’s policies and written instructions and shall carry out the decisions of the Board, and shall also follow the instructions adopted by the Board from time to time, and which are initially attached hereto as Schedule 4.2.3.

4.2.4.	It is envisaged that the Steering Committee shall meet (either physically or by phone) at such intervals as required for the purposes set forth herein.

4.2.5.	Members of the Steering Committee shall not receive any fees or other compensation from the Company and will not be employees of the Company.

5.	GENERAL MEETINGS

5.1.	General Meetings shall be held whenever required by the Companies Act or the Articles of Association.

5.2.	The chairman of the Board shall act as chairman at General Meetings. The chairman shall not have any casting vote at General Meetings.

5.3.	All resolutions of a General Meeting shall be passed by unanimous vote. In the event that the Partners can not reach unanimity regarding any resolution which must be handled at a Annual General Meeting according to the Articles of Association of the Company and which are not explicitly regulated in this Agreement or under applicable laws, a resolution shall be adopted to continue the Annual General Meeting six (6) weeks later. The matter shall during this period swiftly be referred to the Board of AAK and to the Board of Enzymotec, who shall attempt to resolve such matter through negotiations in good faith during two weeks. The Partners shall procure that any agreement regarding any such matter is promptly executed through a resolution at the continued Annual General Meeting. Should the matter not have been agreed upon during the two week period then the Partners shall immediately refer the matter to a Swedish accountant at the accounting firm of Ernst & Young (if such firm is not providing any services to either Partner at such time) (or another accounting firm as agreed between the Partners who is not providing any services to either Partner at such time) who shall be instructed to make a determination of the matter based on each Partners respective statement and render a decision before the continued Annual General Meeting in order for the parties to be able to pass a resolution at such continued Annual General Meeting. The costs for the accountant shall be borne by the Partners in equal shares. The rules of procedure set out in Chapter 7, Section 14 in the Swedish Companies Act regarding notice for registration in the Companies Register shall be observed.

In the event that the Partners at any General Meeting can not reach unanimity regarding any other resolution that such that is referred to in the first paragraph of this Section 5.3, such matter shall be postponed to the next General Meeting which shall be held no later than three (3) months thereafter. Should no resolution be made at such second General Meeting, then the Partners shall consider the matter for an additional three (3) month period and endeavor to make a resolution at a third General Meeting to be held no later than 3 months after such second General Meeting. Should no decision be made at such third General Meeting, such matter shall be referred to the Board of AAK and to the Board of Enzymotec, who shall attempt to resolve such matter through negotiations during an additional thirty (30) days period. Should the matter not have been agreed upon following such thirty (30) day period then the Partners shall enter into the Buy-Sell procedure set out in Section13.2. Section 13.3 shall apply mutatis mutandis after such procedure.

6.	COVENANTS OF THE PARTNERS; RELATIONSHIP WITH THE PARTNERS

6.1.	Simultaneously upon the execution of this Agreement, the Company will enter into a separate agreement with AAK and AAK will enter into a separate agreement with Enzymotec.

6.2.	The Supply Agreement between the Company and AAK (the “AAK Supply Agreement”), which is attached hereto as Schedule 6.2, shall provide for the subcontracting of the following roles and responsibilities to AAK which shall be provided by AAK to the Company, solely with respect to the Products, on an exclusive basis: (a) purchase and procurement of raw materials (fats) for the production of the Products, (b) production of the Products, (c) management of stocks, inventory and warehousing, (d) actual sales and delivery of the Products in the name of Company, (e) collection of trade receivables from customers of the Company, and (f) Product liability insurance.

6.3.	The Supply Agreement between AAK and Enzymotec (the “Enzymotec Supply Agreement”), which is attached hereto as Schedule 6.3, shall provide for the subcontracting of the following roles and responsibilities to Enzymotec which shall be provided by Enzymotec to AAK, solely with respect to the Products, on an exclusive basis: (a) production of the Enzymes.

6.4.	Transparent cost calculations: Both Partners will indirectly through external auditor have the opportunity to review the other Partner’s respective accounts in order to verify the cost structure and the detailed cost items in respect of the Products and the Enzymes respectively in accordance with the applicable section in the AAK Supply Agreement and the Enzymotec Supply Agreement.

6.5.	Process Development and Cost Improvements: The Board will suggest a program for process development and cost improvement activities including recipe optimization for the Products, which program shall be taken into consideration by AAK and shall include Enzymotec’s expertise as part of such team. Enzymotec shall also upon the request of AAK assist AAK in optimizing the production process for the Products and shall contribute with its relevant know-how to AAK. In the event that AAK does not execute such program, it shall inform the Board of the reasons for its rejection of such program, and the parties will discuss a revised program for implementation.

6.6.	Business Development and Marketing: Promptly following the incorporation of the Company, the Board will approve a detailed business plan for the operations of the Company during the first three (3) years following its incorporation. The plan will include budgets as well as a program for business development (including market penetration) and marketing activities to be executed by Enzymotec for the Company and shall include AAK’s expertise as part of such team. Internal costs of the Partners related to such services shall be borne by each such Partner, and any out-of-pocket expenses and external costs related to marketing activities shall be assumed by the Company.

6.7.	Research and Development: Enzymotec shall conduct research and development concerning the Enzymes with the objective of improving the quality of the Enzymes and therewith the quality of the Products including with respect to applicable regulations.

6.8.	Sales: The initial general sales terms of the Company, including without limitation, general contract for purchase and supply, price lists, payment terms, credit, tentative delivery schedules and specifications are attached hereto as Schedule 6.8(a) (the “General Sales Terms”). The Board may amend such General Sales Terms from time to time, on a case-by-case basis prior to any commitment being made.

The Company shall initially use AAK’s network world-wide as a basis for the sale of the Products (including sales administration on behalf of the Company). The Company shall further decide on a case-by-case basis, what is the most suitable method for selling the Products. It is acknowledged and accepted by Enzymotec that the use of AAK’s sales network may include the use of AAK’s agents and distributors and that any sale through them is subject to the agent’s and distributors respective approval in each case as regards to the Company’s sale of the Products. AAK shall use its best commercial efforts to obtain the consent of all such agents and distributors that the Company desires to work with. Should an agent or distributor not agree to sell the Product for the Company, then no sale of the Product shall be made through such agent or distributor. Any commission fees based on actual sales of the Products by such agents and distributors shall be borne by the Company as shall any other costs approved in advance by the Company. Other costs associated with the use of AAK’s sales network shall be borne by AAK. The Company shall decide whether or not to affect sales through any such agent or distributor, taking into consideration, the specific terms of the agreement between such agent or distributor and AAK. AAK shall ensure that any such sales of the Products are made on no less favorable terms to the Company then those offered by such agent or distributor to AAK. Should the Company decide not to affect sales through an agent or distributor who has the right to sell the Product according to an agreement in force between AAK and the agent at the date of signing of this Agreement, then Enzymotec and AAK shall, if the agent claims compensation from AAK or the Company, compensate the agent, in equal shares, with a reasonable amount.

6.9.	Customer Visits: The Partners will conduct joint visits to the customers of the Company, as required and at such intervals as agreed between the Partners, but at a minimum once per year.

6.10.         Production: AAK’s forecasted production capacity for the Products for December 2007 is [***] MT per year. AAK shall endeavour to increase such production capacity according to the Company’s business plan.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

6.11.         Approvals: Each of the Partners shall assist the Company in handling applications for approvals, permits and licenses, and similar formalities necessary for the establishment and operation of the Company. Each Partner agrees to take any action and to execute and deliver or file any documents which may be required to effectuate the provisions of this Agreement.

6.12.         Future Financing: The Partners currently anticipate that the Company will be able to independently finance its own business. In the event that the Board determines that the Company requires external funding, the Partners shall use their best commercial efforts to procure funding to finance the Company through loans and grants from financial institutes, banks and governmental authorities. In the event that the Partners fail to obtain such third-party financing on terms reasonably acceptable to the Board, the Partners will provide such financing, in such distribution between equity investment and shareholders loan, as shall be agreed upon, and on a pro-rata basis based on the Partners’ holdings in the Company.

7.	EXCLUSION WITH RESPECT TO KOREA

Notwithstanding anything herein to the contrary, sales of the Products to Pasteur and Namyang, both companies incorporated and existing under the laws of Korea, shall continue to be made directly by Enzymotec and not by the Company (the “Excluded Sales”). The Excluded Sales shall be transferred to the Company with beginning of 1 January the year after the Company will reach an annual turnover of US$[***], following which, such sales shall be deemed part of the business of the Company and governed by all other provisions of this Agreement, the AAK Supply Agreement and the Enzymotec Supply Agreement. For the purposes of such Excluded Sales (and as long as they are not part of the Company’s business), AAK will provide Enzymotec the Products (Infat [***]) at a price per kilogram according to the following equation: [***] = price per kilogram, In the event that there is any change in the grade of the Products sold in the Excluded Sales, the price will be adjusted accordingly.

It is acknowledged between the Partners that any and all outstanding fees between the Partners relating to any Excluded Sales up and until 1 January 2007 has been settled prior to the date hereof.

8.	GOODWILL; ASSETS OF THE PARTNERSHIP

8.1.	The Company shall have no assets or employees, other than as specifically contemplated herein or otherwise decided by the Board.

8.2.	The Products to be sold by the Company shall be sold under the Company’s name, under the InFat Trademarks (as defined below) and under such other trademarks as determined by the Board.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

8.3.	Enzymotec hereby grants to the Company during the term of this Agreement a royalty free, exclusive, nontransferable license to use the InFat trademarks and tradenames owned by Enzymotec and specified in Schedule 8.3 (the “InFat Trademarks”) for the purpose of carrying on its business as contemplated by this Agreement. For the avoidance of doubt, (a) Enzymotec shall remain the sole and exclusive owner of the InFat Trademarks, and (b) any future trademarks and tradenames including the name InFat shall be owned and registered by Enzymotec (if it so desires).

8.4.	During the term of this Agreement, the Board shall recommend to Enzymotec additional countries in which the InFat Trademarks should be registered, based on sales of the Products. Enzymotec will consider such recommendations, and if it elects to so register the InFat Trademarks, it shall do so at its own cost.

8.5.	Enzymotec undertakes to indemnify and hold the Company harmless of any liability resulting from the Company’s use of the InFat Trademarks (a "Trademark Claim") provided that the Company: (a) without undue delay notifies Enzymotec in writing of any such Trademark Claim; (b) gives Enzymotec full authority and control of the settlement and defense of the Trademark Claim; and (c) fully cooperates to the extent reasonably practicable with Enzymotec at Enzymotec’s expense in the defense of such Trademark Claims, including providing adequate assistance and information. Consequently, Enzymotec is responsible for any infringement of trade marks belonging to a third party due to the Company’s use of the InFat Trademarks without any right of recourse against the Company. Enzymotec will have no obligation to the Company to the extent that any Trademark Claim arises from: (a) any modification to the InFat Trademarks by anyone other than Enzymotec; or (b) use of the InFat Trademarks other than as specified in this Agreement or other than as agreed to by Enzymotec.

8.6.	Subject to Section 8.3 above, all goodwill associated with the Products, including all trademarks and tradenames (other than as set forth in Sections 8.3 and 8.4), shall be owned exclusively and solely by the Company, and the Company shall register such trademarks in each country where the Products are marketed and sold. However such registration shall be subject to the Boards approval in each case.

9.	DISTRIBUTION

9.1.	Ordinary Distributions

The Partners agree that the Company shall, promptly as practicable after the end of each fiscal year, distribute dividends up to a maximum amount equal to the annual profit after tax but only if and to the extent the Company: (a) has reached and can be expected to maintain a level of consolidation required by Swedish law; and (b) has ensured that its future requirements for budgeted capital expenditure consistent with good fiscal operating policy and management, including taxes payable are secured; all as shall be determined by the Board (the "Distributable Proceeds").

9.2.	Distribution of Distributable Proceeds

Subject to adjustments for withholdings and tax distributions, Distributable Proceeds shall be distributed in Euros, to the Partners pro rata in accordance with each such Partners percentage in the equity of the Company.

9.3.	Withholding Taxes

The Company shall withhold taxes from any allocation or distribution to any Partner to the extent required by applicable law. For purposes of this Agreement, any taxes so withheld by the Company shall be deemed to be part of a distribution or payment to such Partner; and, accordingly, shall reduce the Distributable Proceeds otherwise distributable or allocable to such Partner pursuant to this Agreement.

9.4.	Restrictions on Distributions

The foregoing provisions of this Section 9 to the contrary notwithstanding, no distribution shall be made: (i) if such distribution would violate any agreement to which the Company is then a party or any law, rule, regulation, order or directive of any governmental authority then applicable to the Company, (ii) to the extent that the Board determines that any amount otherwise distributable should be retained by the Company to pay, or to establish a reserve for the payment of, any reasonably anticipated actual or estimated liability or obligation of the Company, whether liquidated, fixed, contingent or otherwise, or (iii) to the extent that the Board determines that the cash available to the Company is insufficient to permit such distribution.

10.	TRANSFER OF SHARES IN THE COMPANY

10.1.	During the term of this Agreement, no Partner may assign, sell, transfer, pledge, hypothecate, grant options with respect to or otherwise dispose (collectively, "Transfer") of such Partner’s Shares, or any beneficial interest therein, in the Company, in whole or in part to any person, nor shall such Partner be entitled to substitute for such Partner any other person, without the prior written approval of the other Partner hereto.

10.2.	Notwithstanding the above, each Partner shall be entitled to Transfer its Shares to its Affiliate without the consent of the other Partner and the provisions of Article 10.1 shall not apply, provided however that: (a) the other Partner shall be promptly notified in writing of such Transfer, (b) such Affiliate shall be bound in writing by all the provisions and obligations under this Agreement, of the Partner wishing to Transfer, (c) the Partner so effecting the Transfer shall remain liable for compliance by such Affiliate of its obligations under this Agreement, and (d) upon such Affiliate ceasing to be an Affiliate of the transferring Partner, the transferring Partner shall cause the Affiliate to retransfer the Shares transferred to it to the transferring Partner prior to Affiliate ceasing to belong to the same group as the transferring Partner.

11.	FINANCE AND ACCOUNTING

11.1.	Fiscal Year

The Company’s financial year shall be a 12-month period starting January 1 and ending December 31.

11.2.	Independent Accountants

The Company’s accountants shall at all times be an internationally recognized public accounting firm (PriceWaterhouse Coopers, Ernst & Young, KPMG or Deloitte Touche or of similar international reputation) nominated by the Board and selected by the Shareholders. The selected accountant shall not serve as accountants for any of the Partners.

11.3.	Financial Statements

11.3.1.	The Partners shall cause the Company to transmit to each Partner, within 90 days after the close of each fiscal year, the financial statements of the Company for such fiscal year, approved by the Board. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied in accordance with the terms of this Agreement and audited by an internationally recognized firm of independent public accountants.

11.3.2.	The Partners shall cause the Company to furnish to each Partner, within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited financial statements of the Company for the quarter then ended.

11.3.3.	Within 90 days after the end of each fiscal year, the Partners shall cause the Company to prepare and mail to each Partner, a report setting forth in sufficient detail such information as shall enable such Partner to prepare their income tax returns in accordance with the laws, rules and regulations then prevailing.

11.3.4.	In the event that any Partner is required, due to such Partner, or such Partner’s parent (direct or indirect), being publicly traded, the Company will furnish to such Partner with reasonable promptness, such information and data with respect to the Company as such Partner may from time to time request including in order to comply with reporting, disclosure, filing, audit, accounting, regulatory, tax or other similar requirements imposed on such Partner and its parent (direct or indirect). The Partner's agree that they will use their best efforts not to disclose confidential information of the Company, will receive advice of legal counsel that any such disclosure is legally required before so disclosing, and will minimize any such disclosure to the maximum extent allowed under applicable law or stock regulation. Any Partner shall inform the other Partner of any disclosure legally required under this section prior to making such disclosure. AAK acknowledges that due to the immaterial nature of the Company’s business vis-à-vis AAK’s business, it is anticipated that no such disclosure regarding the Company currently will be required by AAK.

11.4.	Inspection Rights

At any time before the Company’s complete liquidation, each Partner, at its own expense, may (a) fully examine and audit the Company’s books, records, accounts and assets, including bank account balances, and (b) examine, or request that the Company furnish, such additional information as is reasonably necessary to enable the requesting Partner to review the state of the activities of the Company, provided that the Partners can procure the Company to obtain such additional information without unreasonable effort or expense. If such request would create an unreasonable burden to the Company, the requesting Partner shall have to pay reasonable compensation to the Company for the work carried out by the Company to meet such request. Any such examination or audit shall be made (1) only upon ten days’ prior written notice to the Company, (2) during normal business hours, and (3) without undue disruption.

11.5.	Partner's Right to Audit

Each Partner may, at its own expense, appoint an accountant of its choice on its behalf to audit the accounts of the Company within 24 months after the end of the relevant fiscal year. Complete access to the accounting books and records shall be given to that auditor, who shall be required to maintain the confidentiality of all documents under his auditing.

11.6.	Signatory Rights

Two Board members shall have a joint right to represent and sign for the Company, provided that these two board members are not nominated by the same Partner. In addition, the Managing Director shall have the authority to sign for the Company concerning the day-to-day affairs of the Company and within the scope of the Board’s policies and written instructions. The Board shall have the right to assign additional signature rights than those set out above through resolutions of the Board.

11.7.	Administration

The services to be provided by the Company according to Section 11.3 shall be performed by AAK, at its cost.

12.	TERM AND TERMINATION

12.1.	Term

This Agreement shall continue and remain in effect until December 31, 2016 or until such time as one Partner owns all of the Shares of the Partners hereto. Unless any Partner terminates the Agreement at the latest twelve (12) months before the end of the current contractual period, the term of the Agreement will be extended for consecutive periods of three (3) years. The notice of termination must be given in writing.

12.2.	Termination For Cause

Without prejudice to the foregoing, each Partner shall have the right to terminate this Agreement with immediate effect upon notice in writing in the following cases:

12.2.1.	if the other Partner intentionally commits a material breach of this Agreement or any other agreement between such Partner and the Company, which material breach causes grave and serious damages to the Company or the other Partner, and such breach is not cured within ninety (90) days of written notice to the breaching Partner;

12.2.2.	if the Company or the other Partner becomes bankrupt, is the subject of proceedings for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due;

12.2.3.	opening of insolvency, bankruptcy or other proceedings under the relevant insolvency or bankruptcy laws against one Partner, provided that said Partner does not succeed in having such proceedings halted within a period of ninety (90) days;

12.2.4.	appointment of a receiver or an administrator for a Partner provided that said Partner does not succeed in having such appointment voided within a period of ninety (90) days; or

12.2.5.	if the conditions or consequences of Force Majeure prevail for a period in excess of six (6) months;

12.2.6.	If either Partner at any time during the term of this Agreement should become controlled (as defined under the definition of Affiliate) by or under common control by one or more companies directly competing with the Company, and provided such competition remains outstanding 90 days after such acquisition.

13.	CONSEQUENCES OF TERMINATION

13.1.	In the event that this Agreement is terminated in accordance with Section 12.2.1, as shall be determined in accordance with the provisions of Section 19, then the non-defaulting party shall have the right to purchase all the Shares of the defaulting partner for no consideration to either the Company or the defaulting party. In the event of termination of this Agreement the non-defaulting party (or the Purchasing Party (as defined below), as the case may be) shall have the exclusive and sole right to continue the business of the Company, including the sale of the Products, provided that the defaulting party (or Selling Party (as defined below), as the case may be) shall be obligated (and hereby agrees), at the demand of the non-defaulting party / Purchasing Party, for a period of 3 years from such termination to continue to provide to the Company (or directly to such non-defaulting party / Purchasing Party or to any other entity so elected by such non-defaulting party / Purchasing Party) the services provided by such Partner to the Company or the other Partner prior to such termination in accordance with Section 6 above solely for the purpose of conducting the business of the Company as conducted prior to such termination and solely in connection with the Products, on the same terms as set forth therein. Should Enzymotec be the non-defaulting party or the Purchasing Party, then the price for the Product supplied by AAK to the Company shall be AAK´s cost price for production of the Product plus [***] per cent and the Enzymes supplied by Enzymotec to AAK shall be supplied free of charge. Should AAK be the non-defaulting party or the Purchasing Party, then the price for the Enzymes supplied by Enzymotec to AAK shall be Enzymotec’s cost price for production of Enzymes plus [***] per cent. The provisions of Section 13.3 shall also apply upon the termination of this Agreement under this Section, mutatis mutandis.

13.2.	In the event that this Agreement is terminated for any other reason other than in accordance with Section 12.2.1 and provided also that one Partner does not already own all of the Shares, then the Partners shall enter into a Buy-Sell process in which one of the Partners (including its successors, assignees, liquidator or receiver, alone or with others) shall acquire all the other Partner’s Shares in the Company. The Buy-Sell procedure shall be conducted as follows:

13.2.1.	Either Partner (the “Notifying Party”) may, at any time thereafter, give notice (a “Buy-Sell Notice”) to the other Party (the “Notified Party”) of its election to acquire all (but not less than all) of the Notified Party’s Shares in accordance with this Buy-Sell procedure.

13.2.2.	A Buy-Sell Notice delivered under this Buy-Sell procedure shall be signed by the Notifying Party and contain an unconditional, irrevocable offer by the Notifying Party to purchase all of the Notified Party’s Shares in the Company (the “Offer to Purchase”) for an aggregate purchase price specified therein (the “Offer Price”).

13.2.3.	The Notified Party shall either (a) accept the Offer to Purchase by giving notice of its acceptance (the “Notice of Acceptance”), or (b) make a counter-offer (the “Counter Offer”) to purchase all of the Notifying Party’s Shares in the Company, which offer shall include an Offer Price higher than in the Offer to Purchase, in which event (i) the provisions of Section 13.2.2. shall apply, mutatis mutandis to such Counter Offer, and (ii) the provisions of this Section 13.2.3 shall apply with respect to the acceptance or rejection thereof, mutatis mutandis. The Notice of Acceptance or Counter Offer shall be provided to the Notifying Party within [***] days after receiving the Buy-Sell Notice.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

13.2.4.	The Buy Sell procedure specified above, shall be limited such that the initial Notifying Party shall have the right to make up to no more than [***] Offers to Purchase. Each Offer to Purchase made by the same Partner shall include an increase in the Offer Price specified therein from such Partner’s previous Offer to Purchase. If a Partner makes [***] Offers to Purchase which are counter-offered by the other Partner, then upon providing the Notified Partner with the [***] Offer to Purchase, the Notified Partner shall be required to either (a) accept such Offer to Purchase, or (b) elect to purchase the Notifying Party’s Shares in the Company for the Offer Price set forth in such Offer to Purchase, in which case the Notifying Party shall be required to sell its Shares for such Offer Price.

13.2.5.	If the Notified Party accepts an Offer to Purchase, the Notified Party shall sell, and the Notifying Party shall purchase, all of the Shares in the Company owned by the Notified Party for the Offer Price.

13.2.6.	The closing of the purchase, at which the Shares in the Company shall be transferred to the party obligated to purchase the Shares of the other party under this Section 13.2 (the “Purchasing Party”), free and clear of any charge, claim, equitable interest, lien, option, pledge, security interest, or restriction of any kind, in consideration for the full payment of the Offer Price to the party obligated to sell under this Section 13.3 (the “Selling Party”), shall occur within thirty (30) days from the date of the applicable Buy-Sell Notice (the “Closing”).

13.3.	At the Closing and for no additional consideration, the Selling Party will be required to provide the Company and the Purchasing Party with all the know-how and information, including technical information, production information and all other information, knowledge and know-how necessary to continue the operation of the Company and its business, including the services performed by the Selling Party for the benefit of the Company and the other Partner. However, 6 months after the Closing, AAK shall have no obligation to continue to hold for the Company’s disposal it’s world wide sales net, including agent or distributors. In addition, in the event that the Purchasing Party is AAK, then Enzymotec shall grant AAK and the Company, for no additional consideration, a continued license for such 3 year period to continue to use the trademarks and tradenames licensed to the Company under Section 8.3 solely for the purpose of conducting the business of the Company as conducted prior to such sale and solely in connection with the Products.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

13.4.	In order that the Purchasing Party may have and enjoy the full benefit of the Company, the Selling Party shall not, directly or indirectly, from the Closing until the expiration of three (3) years after the later of (i) Closing or (ii) the date which the Selling Party ceases to provide services to the Purchasing Party or the Company in accordance with the provisions of Section 13.1 (the “Non-Compete Period”): (a) engage in the developing, producing, offering, distributing, selling or supporting of products or services directly competing with, the Products; or (b) is otherwise directly competing with the business the Partners jointly have decided to carry out in the Company before Closing, or (c) initiate or maintain any contact with any person associated with the Company in the past and/or the present regarding all matters relating directly to the Products in a manner that interferes with the use and sale of the Products by the Purchasing Party after Closing. Notwithstanding the above, the Partners agree and acknowledge that each Partner may continue, during the Non-Compete Period, to develop, sell and offer products which were developed, sold and offered by such Partner prior to the Non-Compete Period. For the avoidance of doubt, this includes but is not limited to e.g. the products out of AAK’s [***],[***] and [***] product ranges for AAK, and products related to phospholipids including but not limited to Developid, Sharp PS, InPufa, or products that improve the bioavailbility of LC- PUFA by connecting it to phospholipd backbone for Enzymotec. The Selling Party acknowledges that the consideration to be received by the Selling Party under Section 13.2 is paid in consideration, in part, for the non-compete obligations hereunder and that in light of the nature of this transaction, the interest that the Selling Party has in the success of the Purchasing Party and the critical significance of the non-compete covenant to the Purchasing Party’s business and to its willingness to enter into this Agreement, the non-compete covenant is reasonable and fair in the circumstances. The provisions of this Section 13.4 shall also apply in the event that this Agreement is terminated pursuant to Section 12.2.1 mutatis mutandis.

14.	LIABILITY FOR BREACH OF AGREEMENT

If a Partner fails to perform any of its obligations under this Agreement or any other agreement between such Partner and the Company or between the Partners, or if a Partner's representation or warranty under this Agreement is untrue or materially inaccurate, such Partner shall be deemed to have breached this Agreement (the “Defaulting Partner”). The Defaulting Partner in breach shall have ninety (90) days from receipt of notice from the other Partner specifying the breach to correct such breach. If, after the expiration of that period, the breach is not corrected, then the Defaulting Partner in breach shall be liable to the other Partner for all direct and foreseeable damages caused to it or to the Company by the breach, in addition to any other remedy the other Partner is entitled to herein. Notwithstanding anything contained in this Agreement to the contrary, in no event shall either Partner be liable for special, incidental or consequential damages, including, but not limited to, loss of profits, loss of opportunities, loss of data, or loss of use damages arising out of this Agreement, regardless of whether such liability is based on breach of contract, tort (including negligence), strict liability, breach of warranties, failure of essential purpose or otherwise, even if the party has been advised of the possibility of such damages.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

15.	FORCE MAJEURE

15.1.	Definition

"Force Majeure" shall mean all events which are beyond the reasonable control of the Partners, and which are unforeseen, or if foreseen, the consequences of which are reasonably unavoidable, and which arise after the date of execution of this Agreement and which prevent total or partial material performance of this Agreement, the AAK Supply Agreement or the Enzymotec Supply Agreement by either Partner, such as but not limited to embargo, strikes, failure of crop for raw materials, lock outs, riots, storms, fire, explosions, terrorism, war whether declared or not, government or police actions.

15.2.	Suspension of Obligations

If an event of Force Majeure occurs, the performance of obligations of the Partners under this Agreement, the AAK Supply Agreement or the Enzymotec Supply Agreement affected by such event shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty, for a period equal to such suspension.

15.3.	Obligation to Inform Other Partner

The Partner claiming Force Majeure shall immediately inform the other Partner in writing, explaining the reasons for its need to claim Force Majeure and shall within fifteen (15) days thereafter furnish appropriate proof of the occurrence and duration of such events.

15.4.	Consultation

In the event of Force Majeure, the Partners shall immediately consult in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

16.	CONFIDENTIALITY AND NON-COMPETE

16.1.	Confidentiality Obligation

The Partners shall maintain the confidentiality of Information or any other information considered secret or confidential by either Partner, such as trade secrets, production know-how, formulae, details of customers and suppliers, which is disclosed at any time during or for the purpose of negotiation or implementation of this Agreement or the establishment or operation of the Company (the “Confidential Information”). For the sake of clarity, the Enzymes shall be deemed Confidential Information of Enzymotec. In addition, Enzymotec acknowledges and confirm that it is aware of the fact that (i) AAK is a listed company, (ii) rules and regulations relating to disclosure and insider trading may be applicable in relation to the Confidential Information of AAK, and (iii) Enzymotec, by receiving such Confidential Information, may be classified as ”insider” by virtue of law and thus legally prohibited to use such Confidential Information for its own or any third person’s profit.

Each of the Partners undertakes:

16.1.1.	not to use the Confidential Information either directly or indirectly for any other purpose than for the performance of this Agreement,

16.1.2.	to limit the disclosure of the Confidential Information to its managers, directors, employees, and external advisors who need to have access to the said Confidential Information for the implementation and performance of this Agreement, each Partner ensuring from its managers, directors, employees, and external advisors the same obligation of confidentiality and remaining liable for any breach by them of the terms and conditions contained hereunder, and

16.1.3.	not to disclose the Confidential Information or part of it to any third party without the prior written consent of the other Partner.

The obligations of confidentiality contained herein shall not apply to any Confidential Information for which either Partner provides to the other Partner evidence that the Confidential Information:

(i)	was already known by the receiving Partner before such Confidential Information was disclosed by the disclosing Partner;

(ii)	is or subsequently comes into the public domain, other than by a breach of the Agreement or any other agreement between the Partners or between a Partner and the Company, or between a Partner and third parties; or

(iii)	is received by the receiving Partner from a third party who does not infringe any obligation of confidentiality towards the disclosing Partner or the Company.

In the event that either Partner is requested, under legal proceeding in courts or under an investigation conducted by governmental or quasi-governmental authorities, to disclose any part of the Confidential Information, it shall provide the other Partner with prompt written notice of any such request or requirement so that the other Partner may seek a preliminary or other protective order or other appropriate remedy.

The Partner requested to disclose the Confidential Information, will disclose to such authorities only that portion of the Confidential Information, which is legally required to be disclosed.

The receiving Partner shall not be relieved of its obligations of confidentiality contained herein because any item of Confidential Information is embraced by more general information which falls within any one or more of the exclusions set forth in this Section above. No combination of items of Confidential Information shall be deemed to be within the said exclusions merely because individual items are within any of the exclusions.

The Partners further undertake to keep confidential and not disclose to any third party the existence and any of the provisions of this Agreement, except that the Partners may do so in relation to any of their Affiliates.

16.2.	Continuity of Confidentiality Obligation

The confidentiality obligations stated in Section 16.1 shall survive termination or expiration of this Agreement and shall remain in force for [***] years thereafter.

16.3.	Non Compete

16.3.1.	For the benefit of ensuring confidentiality and building trust, each Partner confirms that it will not, during the term of this Agreement, enter into any agreement, undertaking, production, activity that could jeopardize the implementation and performance of this Agreement.

16.3.2.	Except with respect to the Excluded Sales, each Partner agrees that it shall not, directly or indirectly, during the term of this Agreement: (a) engages in the developing, producing, offering, distributing, selling or supporting of products or services directly competitive with, the Products; or (b) is otherwise directly competing with the Company, or (c) initiate or maintain any contact with any person associated with the Company in the past and/or the present regarding all matters relating directly to the Products in a manner that interferes with the use and sale of the Products by the Company. Notwithstanding the above, the Partners agree and acknowledge that each Partner may continue, during the term of this Agreement, to develop, sell and offer products out of AAK’s [***],[***] and [***] product ranges for AAK, and products related to phospholipids include but not limited Developid, Sharp PS, InPufa, or products that improve the bioavailbility of LC- PUFA by connecting it to phospholipd backbone for Enzymotec.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

17.	DEPOSIT AND PLEDGE OF SHARES

Each Partner hereby pledges the Shares from time to time owned by him as security for the due performance of all his obligations pursuant to this Agreement. The Shares shall be deposited at the Swedish bank where the Company has its accounts, with the instruction that they may only be delivered to a Partner or to a third party at the request of both Partners, or in accordance with an arbitration award.

18.	APPLICABLE LAW

The validity, interpretation, implementation and performance of this Agreement shall be governed by the laws of Sweden.

If any provision of this Agreement should violate any applicable compulsory law or regulation, the parties shall agree upon such reasonable amendments to the Agreement as are necessary to secure the interests of both parties and the main objectives hereof.

19.	SETTLEMENT OF DISPUTES

19.1.	Consultations

If any dispute arises out of or relates to the validity, implementation or termination of this Agreement or any of the Appendices, the Partners shall attempt in the first instance to resolve such dispute through friendly consultations. Such consultations shall commence immediately after a Partner has provided written notice to the other Partner requesting a consultation, and shall take place during the thirty (30) days from the date of such notice. At the end of the thirty (30) day consultation period, if the matter has not been resolved, the Partners shall refer the dispute resolution to the chairman of the board of AAK and to the chairman of Enzymotec, who shall attempt to resolve such dispute through negotiations during an additional thirty (30) day period, after which, either Partner may submit the matter to arbitration in accordance with Section 19.2.

19.2.	Arbitration

All disputes, controversies and claims arising out of or relating to this Agreement or any of the appendices, or the breach, termination or invalidity thereof, shall be exclusively and finally settled in the following manner:

19.2.1.	Unless the Partners agree differently, the dispute shall be finally settled by arbitration in Amsterdam, the Netherlands by three arbitrators in accordance with the arbitration rules of the Chamber of Commerce and Industry of Paris.

19.2.2.	Arbitration shall be conducted in English and the award shall be final and binding on the Partners.

19.2.3.	During the period when the dispute is being resolved, the Partners shall continue to perform the terms and conditions of this Agreement and the annexes except for the matter under arbitration. However, if the fundamental economic balance of interests reflected by this Agreement is altered significantly by the cause of the dispute, controversy or claim, then the adversely affected Partner shall have the right to suspend performance of its obligations, excluding obligations under Section 6 herein.

19.2.4.	The costs of arbitration shall be borne by the losing Partner unless otherwise provided by the arbitration award.

19.2.5.	The Partners agree that in the event of a dispute that is to be settled in arbitration, the result of which will require the termination of this Agreement or the liquidation of the Company, the intent of the Partners is to keep the business of the Company intact and operational in full, and the arbitrator shall be instructed to provide his ruling so as to allow the business of the Company to continue intact and operational in full following his determination, including instructing the Partners to conduct the Buy-Sell procedure specified in Section 13.2 above.

20.	NOTICE

Any notice or written communication provided for in this Agreement by either Partner to the other, including, but not limited to any and all offers, writings, or notices to be given, shall be in English and sent by registered letter or courier, or by facsimile or e-mail and confirmed by registered letter or courier. All notices and communications shall be sent to the appropriate address set forth herein, until the same is changed by notice given in writing to the other Partner.

21.	MISCELLANEOUS PROVISIONS

21.1.	This Agreement and any appendix or schedule constitute the entire understanding between the Partners and supersede any prior communications, representations or agreements, whether oral or in writing, regarding the same matter between them.

21.2.	Any and all amendments and extensions to this Agreement shall only be effective if made in writing and shall not be dispensed unless expressed by both Partners in writing.

21.3.	Any waiver by either Partner of any right resulting from a breach of this Agreement shall not imply waiver of any future enforcement of such right nor any waiver of any other right arising from this Agreement or resulting from the breach of any other provision of this Agreement.

21.4.	The unenforceability of any provision of this Agreement shall be without prejudice of the efficacy of the remaining provisions. This unenforceable provision shall be replaced by such enforceable provisions as comes nearest in its commercial effect to the unenforceable provision and the mutual will of the Partners.

The Swedish Act on Partnerships and Simple Partnerships (SFS: 1980:1102) shall not apply to this Agreement.

__________________

IN WITNESS WHEREOF, this Agreement is executed by each Partner by its duly authorized representative on the date set forth above.

AarhusKarlshamn AB (publ.)		Enzymotec Ltd.

/s/ Jerker Hartwall		/s/ Ilan Leviteh /s/ Ariel Katz

Name:	Jerker Hartwall	Name:	Ilan Leviteh Ariel Katz

Title:		Title:

Schedule A

ENZYMES:

[***]

PRODUCTS:

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 3.1

BOLAGSORDNING

Advanced Lipids AB

(org.nr. 556728-5837)

ARTICLES OF ASSOCIATION

Advanced Lipids AB

(Reg. no. 556728-5837 )

§ 1	Firma
Bolagets firma är Advanced Lipids AB.

§ 1	Company Name
The Company’s name is Advanced Lipids AB.

§ 2	Styrelsens säte
Styrelsen har sitt säte i Karlshamn.

§ 2	The registered office
The Company’s registered office is located in Karlshamn.

§ 3	Verksamhet
Bolaget skall köpa, sälja och marknadsföra produkter inom livsmedelsområdet samt bedriva därmed förenliga verksamheter.

§ 3	Business activities
The Company shall buy, sell and market products within the agro business and conduct activities compatible therewith.

§ 4	Aktiekapital
Bolagets aktiekapital skall utgöra etthundratusen (100.000) kronor.

§ 4	Share capital
The share capital of the Company shall be SEK one hundred thousand (100,000).

§ 5	Aktier
Antalet aktier skall vara etthundra (100).

§ 5	Shares
The number of shares shall be one hundred (100).

§ 6	Styrelse och revisorer
Styrelsen består av 4 ledamöter med 0 suppleanter. Den väljes årligen på bolagsstämma för tiden intill slutet av den första årsstämma som hålls efter det år då styrelsen utsågs.

1-2 revisorer med eller utan revisorssuppleanter eller ett revisionsbolag skall utses av bolagsstämman.

Styrelsen skall utse en ordförande bland dess medlemmar för en period av två år i taget och AarhusKarlshamn AB (publ.) och Enzymotec Ltd. skall varannan gång ha rätt att utse ordföranden; AarhusKarlshamn AB (publ.) med rätt att utse den första ordföranden, vilken skall utöva ordförandeskapet till den 31 december 2008. Ordföranden skall inte ha någon utslagsröst vid styrelsemöten.

Styrelsen skall skriftligen sammankallas på begäran av styrelseledamot med minst 14 dagars varsel. Sådan kallelse skall vara på engelska och skall ange tid, plats och agenda för mötet och skall sändas till varje styrelsemedlem medelst rekommenderad flygpost, telefax eller e-post till respektive adress, telefax nummer eller e-post adress vilken i förväg skriftligen av styrelsemedlemmarna skall ha underrättats styrelseordföranden.

Styrelsemedlemmar får delta i styrelsemöten genom telefon, videokonferens eller liknande kommunikationsutrustning, under förutsättning att alla personer som deltar i mötet kan höra varandra samt under förutsättning att alla beslut som tas vid möten vilka sker med hjälp av sådan kommunikationsutrustning måste införas i protokoll vilket undertecknats av alla deltagande styrelsemedlemmar.

Ett skriftligt beslut vilket undertecknats av alla styrelsemedlemmar som är valda för den aktuella perioden skall vara giltigt och verkställbart på samma sätt som om det hade varit ett beslut vilket tagits vid ett styrelsemöte som kallats och hållits i vederbörlig ordning.

Alla godkännanden, ogillanden och andra beslut som tas av styrelsen skall tas enhälligt av alla styrelsemedlemmar närvarande vid mötet. Styrelsen skall vara beslutsmässig med tre (3) styrelseledamöter närvarande.

För det fall ett beslut inte kan tas med enhällighet skall frågan skjutas upp till nästa styrelsemöte. Skulle inget beslut tas vid ett sådant andra styrelsemöte skall aktieägarna ta frågan under övervägande för en period om sex (6) månader och sträva efter att fatta beslut vid ett tredje styrelsemöte. Kan inget beslut tas vid ett sådant styrelsemöte har varje aktieägare rätt att hänskjuta frågan till styrelsen i AarhusKarlshamn AB (publ.) och till styrelsen i Enzymotec Ltd., vilka skall söka lösa frågan genom förhandlingar under en ytterligare period om trettio (30) dagar.

§ 6	Board of Directors and Auditors
The Board of Directors consists of 4 Members with 0 Deputies. It is elected each year by the General Meeting for the time until the end of the first Annual General Meeting held after the year during which the Board of Directors was appointed.

1-2 Auditors, with or without Deputies, or an auditing company, is elected by the General Meeting.

The Board shall have a chairman from among its members for a period of two years at a time and AarhusKarlshamn AB (publ.) and Enzymotec Ltd., shall alternately each two years have the right to appoint the chairman; Aarhus Karlshamn AB (publ.) having the right to appoint the first chairman, to serve until December 31, 2008. The chairman shall not have any casting vote at meetings with the Board.

The Board shall be convened upon request by a member of the Board by at least 14 days written notice. Such notice shall be in the English language and shall state the time, place and agenda of the meeting and shall be sent to each member of the Board by registered air mail, telefax or e-mail to the respective address, telefax number or e-mail address which shall have been informed in writing by each member of the Board to the chairman of the Board.

Members of the Board may participate in meetings of the Board by means of telephone, video-conferencing or similar communication equipment, provided that all persons participating in the meeting can hear each other and provided also that all resolutions passed at meetings held by such communication equipment must be recorded in minutes signed by all of the participating board members.

A resolution in writing signed by all board members elected for the time being shall be valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held.

All approvals, disapprovals and other actions to be taken by the Board shall be taken unanimously by all the Board members present in a meeting. The quorum for all meetings of the Board shall be three (3) directors.

In the event that a decision cannot be made by way of unanimous vote, such matter shall be postponed to the next Board meeting. Should no decision be made at such second Board meeting, then the Shareholders shall consider the matter for a six (6) month period and endeavor to make a decision at a third board meeting. Should no decision be made at such Board meeting, then either Shareholder may refer the matter to the Board of AarhusKarlshamn AB (publ.) and to the Board of Enzymotec Ltd., who shall attempt to resolve such matter through negotiations during an additional thirty (30) day period.

§ 7	Kallelse
Kallelse till bolagsstämma skall ske tidigast sex och senast två veckor före stämman genom brev på posten.

§ 7	Notice
Notice convening a General Meeting shall be sent by letter, not earlier than six and not later than two weeks before the General Meeting.

§ 8	Årsstämma
Årsstämma hålles årligen inom sex månader efter räkenskapsårets utgång.

På årsstämma skall följande ärenden förekomma:
(1)	val av ordförande vid stämman,
(2)	upprättande och godkännande av röstlängd,
(3)	val av en eller två protokolljusterare,
(4)	prövning av om stämman blivit behörigen sammankallad,
(5)	föredragning av framlagd årsredovisning och revisionsberättelse samt, i förekommande fall, koncernredovisning och koncernrevisionsberättelse,
(6)	beslut,
(a)	om fastställelse av resultaträkning och balansräkning, samt i förekommande fall, koncernresultaträkning och koncernbalansräkning,
(b)	om dispositioner beträffande bolagets vinst eller förlust enligt den fastställda balansräkningen,
(c)	om ansvarsfrihet gentemot bolaget för styrelseledamöter och verkställande direktör när sådan förekommer,
(7)	fastställande av styrelse- och revisionsarvode,
(8)	val av styrelse och, i förekommande fall, revisor, samt eventuella styrelse- och revisorssuppleanter samt
(9)	annat ärende som enligt aktiebolagslagen ankommer på bolagsstämman.

Styrelsens ordförande skall vara stämmans ordförande. Ordföranden skall inte äga någon utslagsröst vid stämman.

Alla beslut vid stämman skall tas med enhällighet.

För det fall att aktieägarna inte kan nå enhällighet avseende ett beslut vilket enligt denna bolagsordning måste bli behandlat vid en årsstämma, skall beslut fattas om att fortsätta årsstämman sex (6) veckor senare. Frågan skall under denna tid snabbt hänskjutas till styrelsen i AarhusKarlshamn AB (publ.) och styrelsen i Enzymotec Ltd., vilka skall söka lösa frågan genom förhandlingar under två veckor. Aktieägarna skall tillse att alla överenskommelser avseende sådan fråga verkställs omedelbart genom ett beslut vid den fortsatta årsstämman. Skulle det inte ha nåtts ett beslut i frågan under tvåveckorsperioden skall aktieägarna omedelbart hänskjuta frågan till en svensk revisor på revisionsbyrån Ernst & Young (under förutsättning att denna revisionsbyrå inte tillhandahåller tjänster till någon av aktieägarna vid den aktuella tidpunkten) (eller annan revisionsbyrå som överenskommits mellan parterna under förutsättning att denna inte tillhandahåller tjänster till någon av aktieägarna vid den aktuella tidpunkten) vilken skall instrueras att fatta ett avgörande baserat på parternas respektive framställning och meddela beslut innan den fortsatta årsstämman så att aktieägarna kan ta beslut vid den fortsatta årsstämman. Kostnaderna för revisorn skall bäras lika mellan aktieägarna. Procedurreglerna avseende anmälan om registrering i bolagsregistret i 7 kap. 14 § i Aktiebolagslagen skall följas.

För det fall att aktieägarna vid årsstämman inte kan nå enighet avseende ett annat beslut än sådan som måste behandlas vid årsstämman skall en sådan fråga skjutas upp till nästa stämma vilken skall hållas inom tre (3) månaders tid. Skulle inget beslut tas vid en sådan andra stämma, skall aktieägarna ta frågan under övervägande för en period om ytterligare tre (3) månader och sträva efter att fatta beslut vid en tredje stämma vilken skall hållas inom 3 månader från en sådan andra stämma. Skulle inget beslut tas vid en sådan tredje stämma, skall frågan hänskjutas till styrelsen i AarhusKarlshamn AB (publ.) och till styrelsen i Enzymotec Ltd., vilka skall söka lösa frågan genom förhandlingar under en ytterligare period om trettio (30) dagar.

§ 8	Annual General Meeting
The Annual General Meeting shall be held each year within six (6) months from the end of the fiscal year.

The following issues shall be handled at the Annual General Meeting:
(1)	election of Chairman of the General Meeting,
(2)	establishment of a voting list,
(3)	election of one or two persons to countersign the Minutes,
(4)	resolution on whether the General Meeting has been duly convened,
(5)	presentation of the Annual Report and Audit Report, and, where relevant, the Group Annual Report and the Group Audit Report,
(6)	resolutions
(a)	on adoption of the Profit and Loss Account and Balance Sheet, and, where relevant, the Group Profit and Loss Account and Balance Sheet,
(b)	on allocations concerning the Company’s profit or loss according to the adopted Balance Sheet,
(c)	on discharge from liability in relation to the Company for the Members of the Board of Directors and the Managing Director, when such exists,
(7)	resolution on the remuneration to the Members of the Board of Directors and Auditor,
(8)	election of Members of the Board of Directors, and, when relevant, Auditor, and possible Deputies, and
(9)	other issues which shall be decided by the General Meeting according to the Swedish Companies Act.

The chairman of the Board shall act as chairman at General Meetings. The chairman shall not have any casting vote at General Meetings.

All resolutions of a General Meeting shall be passed by unanimous vote.

In the event that the Shareholders can not reach unanimity regarding any resolution which must be handled at an Annual General Meeting according to these Articles of Association, a resolution shall be adopted to continue the Annual General Meeting six (6) weeks later. The matter shall during this period swiftly be referred to the Board of AarhusKarlshamn AB (publ.) and to the Board of Enzymotec Ltd., who shall attempt to resolve such matter through negotiations in good faith during two weeks. The Shareholders shall procure that any agreement regarding any such matter is promptly executed through a resolution at the continued Annual General Meeting. Should the matter not have been agreed upon during the two week period then the Shareholders shall immediately refer the matter to a Swedish accountant at the accounting firm of Ernst & Young (if such firm is not providing any services to either Shareholder at such time) (or another accounting firm as agreed between the Shareholders who is not providing any services to either Shareholder at such time) who shall be instructed to make a determination of the matter based on each Partners respective statement and render a decision before the continued Annual General Meeting in order for the parties to be able to pass a resolution at such continued Annual General Meeting. The costs for the accountant shall be borne by the Shareholders in equal shares. The rules of procedure set out in Chapter 7, Section 14 in the Swedish Companies Act regarding notice for registration in the Companies Register shall be observed.

In the event that the Shareholders at any General Meeting can not reach unanimity regarding any other resolution than such that must be handled at the Annual General Meeting such matter shall be postponed to the next General Meeting which shall be held no later than three (3) months thereafter. Should no resolution be made at such second General Meeting, then the Shareholders shall consider the matter for an additional three (3) month period and endeavor to make a resolution at a third General Meeting to be held no later than 3 months after such second General Meeting. Should no decision be made at such third General Meeting, such matter shall be referred to the Board of AarhusKarlshamn AB (publ.) and to the Board of Enzymotec Ltd., who shall attempt to resolve such matter through negotiations during an additional thirty (30) days period.

§ 9	Räkenskapsår
Bolagets räkenskapsår är 0101-1231.

§ 9	Financial year
The Company’s Financial year is 0101-1231.

§ 10	Hembud

Har aktie övergått till annan skall aktien genast hembjudas aktieägarna till inlösen genom skriftlig anmälan hos bolagets styrelse. Åtkomsten av aktien skall därvid styrkas samt, där aktien övergått genom köp, uppgift lämnas om den betingade köpeskillingen.

När anmälan gjorts om aktiens övergång skall styrelsen genast skriftligen meddela detta till varje lösningsberättigad, med anmodan till den som önskar begagna sig av lösningsrätten att skriftligen framställa lösningsanspråk hos bolaget inom två månader, räknat från anmälan hos styrelsen om akties övergång, vid äventyr att lösningsrätten annars förfaller. Lösningsanspråket måste omfatta samtliga aktier som erbjudandet omfattar.

Anmäler sig flera lösningsberättigade, skall företrädesrätten dem emellan bestämmas genom lottning, dock att, om samtidigt flera aktier hembjudits, aktierna först, så långt kan ske, skall fördelas i proportion till de lösningsberättigades tidigare aktieinnehav.

Lösenbeloppet skall utgöras, där fånget är köp, av köpeskillingen men annars av belopp som i brist av åsämjande, bestämmes i den ordning som vid tidpunkten för påkallandet av skiljeförfarandet gällande lag om skiljeförfarande stadgar. Lösenbeloppet skall erläggas inom 30 dagar från den tidpunkt då lösenbeloppet blev bestämt.

Om inte inom stadgad tid, någon lösningsberättigad framställer lösningsanspråk eller lösen inte erlägges inom föreskriven tid, äger den som gjort hembudet bli registrerade för aktien.

Tvister i en fråga om hembud måste väckas inom två månader från den dag lösningsanspråket framställdes hos bolaget och tvisten skall slutligt avgöras av tre skiljemän genom skiljedomsförfarande i Amsterdam, Nederländerna in enlighet med reglerna för Chamber of Commerce and Industry of Paris.

§ 10	Redemption rights

Where title to a share has passed to a new owner, the share shall immediately be offered to existing shareholders in the company through a notice sent to the board of directors. The offeror shall furnish proof of his title to the share and, if purchased, information about the purchase price.

When the company has been notified of a transfer of a share subject to redemption, the board of directors shall immediately send a written notice to the company’s shareholders and, requesting them, if they wish to exercise the right, to notify the company in writing within two months from the date when the notice of the transfer was given to the board of directors. The notification has to include all shares included in the offer.

If more than one person entitled to the right of redemption want to exercise their rights, their respective priority shall be determined by the drawing of lots, provided that, where more than one share has been notified, the shares shall to the extent possible be evenly distributed between the persons exercising their redemption right.

Where a share has been acquired by way of purchase, the redemption price shall be the purchase price, and, otherwise, if the parties cannot agree thereupon, the determination of the redemption price shall be submitted to arbitration in accordance with the Swedish Arbitration Act. The redemption price shall be paid within 30 days from the day on which the redemption price was determined.

If nobody notifies the board of directors that he wants to exercise his right of pre-emption within the stipulated period of time, or since the pre-emption price has been established, no one pre-empts the share within the stipulated time, the person who acquired the share shall have the right to be entered as a shareholder in the share register of the company.

Disputes regarding redemption shall be initiated within two months from the day the notification regarding right of redemption is given to the company and shall be finally settled by three arbitrators by arbitration in Amsterdam, the Netherlands in accordance with the arbitration rules of the Chamber of Commerce and Industry of Paris.

__________

Denna bolagsordning har antagits på extra bolagsstämma den 28 juni 2007.

These Articles of Association were adopted by the Extraordinary General Meeting held on 28 June 2007.

Schedule 4.1.10

WORK PROGRAMME FOR THE BOARD OF DIRECTORS FOR ADVANCED LIPIDS AB AND INSTRUCTIONS REGARDING FINANCIAL REPORTING TO THE BOARD

INTRODUCTION

The Board of Directors of Advanced Lipids AB, (the “Company”) has executed this work programme and instructions regarding financial reporting, as a complement to the regulations of the Swedish Companies Act and the articles of association of the Company.

A.	WORK PROGRAMME

1.	general

The work programme has been approved by the Board of Directors of the Company on [date] and shall be revised annually and approved at the first ordinary meeting of the Board each year, or whenever required.

A copy of the work programme shall be given to each member of the Board, and each member of the Steering Committee instituted by the board.

2.	BOARD MEETINGS

2.1.	Time and place for Board meetings

It is envisaged that the Board shall meet every quarter, or at such intervals as required for the purposes set forth herein. It is the responsibility of the Chairman of the Board that Board Meetings are held whenever required. The Board shall be convened upon request by a member of the board by at least 14 days written notice. Members of the Board may participate in meetings of the Board by means of telephone, video-conference or similar communication equipment, provided that all persons participating in the meeting can hear each other and provided also that all resolutions passed at the meetings held by such communications equipment must be recorded in minutes signed by all of the participating Board members.

Board meetings can also be held per capsulam, at which minutes including proposals for resolutions shall be written down and thereafter circulated or sent to each of the members. The minutes shall be approved by all members of the Board. A condition for holding a meeting in this way is that all members of the Board must approve the resolutions taken.

2.2.	Notice and documentation

A notice for a Board Meeting shall be in the English language and shall state the time, place and agenda of the meeting and shall be sent to each member of the Board by registered air mail, telefax or e-mail to the respective address, telefax number or e-mail address which shall have been informed in writing by each member of the Board to the Chairman of the Board.

2.3.	Statutory meeting

Immediately after the annual general meeting the Board shall hold a statutory meeting, at which the following matters shall be considered:

•	Appointment of authorised signatories for the Company
•	Determination of dates for Board meetings for the period up to the next annual general meeting
•	Decision of whether the interim report shall be given by the board or by the Managing Director.

The following matters shall be considered at every second statutory meeting with beginning at the meeting 2008 since the chairman of the board shall serve for two years at a time.

•	Election of a new Chairman for the calendar year following the year the statutory meeting is held
•	Election of Deputy Chairman for the calendar year following the year the statutory meeting is held.

2.4.	Board meetings

2.4.1.	Recurring matters

At each Board meeting the following matters shall be dealt with:

•	Review and approval of the minutes of the previous meeting
•	The report by the Managing Director regarding;

i.	State of business
ii.	Prospects for the future
iii.	Economic report
iv.	Financial report

2.4.2.	Annual accounts

At the Board meeting held in the first two months of the year the following specific matters, in addition to the above-mentioned recurring matters, shall be dealt with:

•	Approval of annual report
•	Proposal for appropriation of profit
•	Review of auditors’ report
•	Determination of the time for the general meeting.

2.4.3.	Evaluation

At least one board meeting during the year shall deal with the following:

•	Evaluation of the performance of the Managing Director measured against the stipulated long-term and short-term objectives
•	Evaluation of the working methods and resolution procedures of the Board, with review and approval of the work programme and instructions for the managing director (as amended) and review of financial reporting.

2.4.4.	Budget

It is envisaged that the last Board meeting every year shall include a discussion regarding the budget for the coming year.

2.5.	Minutes

The Chairman has the responsibility to ensure that minutes are kept at every meeting of the Board. The minutes shall state:

•	The resolutions adopted
•	The material, oral or written, relating to the resolution
•	The relevant parts of the discussion at the meeting.

The minutes shall be signed by the keeper of the minutes and the chairman of the board and shall be approved as soon as possible after it has been drawn up.

It is the responsibility of the Managing Director to ensure that copies of the minutes with enclosures are given to all members of the Board after they have been approved.

2.6.	Chairman at Board meetings

The chairman at Board meetings is the Chairman of the Board, or if he is prevented from attending, the Deputy Chairman of the Board.

2.7.	Auditor’s report

The auditor of the Company shall be present at Board meetings when required for the assessing of the financial position of the Company and in all events once a year in connection with approval and signing of the annual report of the Company.

3.	distribution of work within the board

3.1.	The chairman

It is the obligation of the chairman of the Board to:

•	Follow the development of the Company through contact with the Managing Director
•	Ensure that the members of the Board through the Managing Director continuously receive the information needed to enable them to follow the status, economic planning and development of the Company
•	Consult the Managing Director on strategic issues
•	Act as chairman at the Board meetings
•	Ensure that the handling of matters involves no conflict with the rules of the Swedish Companies Act and the articles of association.

4.	MISCELLANEOUS

4.1.	Confidentiality

All information given to the members of the Board by the Company shall be treated as strictly confidential and may not be disclosed to any third party prior to publication by the Company.

4.2.	Press releases

The publishing of press releases shall be handled by the Managing Director in consultation with the Chairman of the board and must always be approved by the Board of the Company. All press releases shall be sent by fax to the members of the board in connection with their publication.

B.	FINANCIAL REPORTING

5.	THE MANAGING DIRECTOR

5.1.	General

The Managing Director shall ensure that the Board continuously receives reports regarding the development of the Company’s business, including the development of the results, status and liquidity of the Company and information regarding important events, such as the occurrence of significant disputes, cancellation of agreements important to the Company, suspension of payments or the occurrence of another insolvency of an important customer of the Company, and when necessary between Board meetings, report directly to the chairman of the Board. The reporting shall be of such quality that the Board can make a well-founded judgement.

5.2.	Ordinary Board meetings

The Managing Director has the responsibility for the preparation of and presentation to the Board of economic and financial reports at every Board meeting.

6.	auditors’ report

The members of the Board shall annually at the first meeting of the year deal with the auditors’ preliminary report. From the report it shall be evident, inter alia, whether the organisation of the Company is such that the accounting records, the funds management and the economic conditions of the Company in other respects may be controlled in a safe and satisfactory manner.

The final report by the auditors shall, if substantially deviating from the preliminary report, be dealt with by the Board.

____________________

Schedule 4.2.3

Managing Director Instruction

This Instruction has been adopted [date] by the Board of Directors of Advanced Lipids AB (the “Company”) and shall remain in force until the Board resolves otherwise.

1.	Area of Responsibility

The Managing Director shall report to the Board of Directors of the Company.

The Managing Director shall handle the day-to-day business of the Company, observing all applicable laws, the Articles of Association of the Company, and shall follow instructions given by the Board of Directors, through this Management Instruction or otherwise.

The Managing Director is responsible for the Company having a well functioning organisation.

The Managing Director shall ensure that the book-keeping be done in accordance with law and that the management of funds be done in an appropriate manner.

2.	Authority (Sw: Behörighet)

The Managing Director shall have the authority to sign for the Company concerning day-to-day affairs of the Company.

The Managing Director shall i.a. not have the right, without the prior approval of the Board, to act on behalf of or sign for the Company in the following matters;

(i)	any decisions regarding investments for the Company exceeding EUR 5,000;

(ii)	raising of loans;

(iii)	providing security or guarantees for any physical individuals or for companies;

(iv)	trading with securities, foreign exchange, derivatives or other financial instruments;

(v)	entering into agreements outside the normal course of business of the Company;

(vi)	entering into agreements between the Company and the Managing Director;

(vii)	signing of powers of attorney for lawsuits; or

(viii)	handling of matters between the Company and a third party the Managing Director has a material interest that may be in conflict with the interest of the Company or handling of agreements between the Company and a legal or physical person related to any member of the steering committee, including any agreement between the Company and either AarhusKarlshamn Sweden AB (or any affiliate thereof) or Enzymotec Ltd. (or any affiliate thereof).

Further, the Managing Director is not entitled to decide on actions that according to practice shall be subject to the decision of the Board of Directors.

3.	Reporting

The Managing Director shall ensure that the Board of Directors receives current reports on the progress of the business of the Company, including the financial result, the financial standing and the cash situation of the Company, as well as information on material business events, such as possible disputes, entering into and termination of material agreements, cancellation of payments from material customers of the Company, and other circumstances which may have a material impact on the business or the financial standing of the Company.

4.	Work in the Board of Directors

It is the responsibility of the Managing Director to prepare each Board meeting, together with the chairman of the Board, and to ensure that all Board meetings be adequately prepared. In doing so the Managing Director shall ensure that summons and documentation to the Board be distributed to the Directors of the Board well in time before each board meeting.

5.	Co-operation with the Steering Committee

The Managing Director shall deliberate with the Technical Director within the Steering Committee instituted by the Board, before making any decisions regarding the day-to-day management.

_____________

Schedule 6.2

EXCLUSIVE SUPPLY AGREEMENT

by and between Advanced Lipids AB, reg. nr. 556728-5837 a company duly organized and existing under the laws of Sweden having its principal office at Karlshamn, Sweden, (“NewCo”), and AarhusKarlshamn AB, reg. nr. 556669-2850, a company duly organized and existing under the laws of Sweden having its registered office at Skeppsgatan 19, 211 19 Malmö, Sweden (“AAK”).

WHEREAS,

(A)	Following a joint venture cooperation between AAK and Enzymotec Ltd (“Enzymotec”) for the manufacturing, marketing and sale of products to the infant food industry NewCo has been established as a jointly owned Swedish company;

(B)	AAK and Enzymotec have entered into a Shareholders’ Agreement of even date herewith (the “Shareholders Agreement”) pursuant to which these parties have provided for how AAK’s business activities shall be conducted with the understanding that AAK shall supply to NewCo the products specified in Schedule A, with the purpose that NewCo shall resell these products to customers (the “Products”);

(C)	AAK is willing to supply the Products to NewCo upon the terms and conditions herein contained.

NOW THEREFORE, the parties hereto, intending to be legally bound, have agreed as follows.

1.	SUPPLIES

1.1.	During the term of this Agreement, AAK shall accept orders and deliver the Products on an exclusive basis to NewCo (and Newco shall make such orders on an exclusive basis from AAK) pursuant to purchase orders issued and in such volumes as may be ordered by NewCo from time to time. The exclusivity set forth above, applies solely to the Products, and shall not include the Excluded Sales, or sales and orders of the parties for any products other than the Products.

1.2.	AAK shall together with each shipment of the Products provide NewCo with a certificate of analysis for such shipment.
1.3.	NewCo shall at least [***] weeks before each calendar quarter provide AAK with a non-binding estimate of its requirements for the Products during the following calendar quarter.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.4.	AAK undertakes to deliver ordered volumes of the Products to NewCo within [***] weeks during 2007 and within [***] weeks for the years thereafter after receipt of such binding written order. AAK shall immediately after receipt of an order from NewCo confirm such order in writing to NewCo.

1.5.	In the event AAK cannot deliver, or has reason to assume that it cannot deliver, the Products within the time of delivery set out in Section 1.4, AAK shall immediately notify NewCo hereof in writing with information about the reason for the delay and the estimated time of delivery.

1.6.	Delivery of the Products shall be made by AAK, DDP (INCOTERMS 2000) to NewCo’s site in Karlshamn, Sweden.

2.	PRICE and payment

2.1.	The sales price for the Products supplied by AAK shall initially be the sales price set forth in Schedules 2.1(a) and (b), including as such prices may be amended from time to time in accordance with the provisions of such Schedules, and which Schedules also sets forth the procedures relating to the determination of such prices. Prices are inclusive of all export duties and all other fees, duties, charges, taxes, VAT, and any other statutory fees relating to the sale of the Products hereunder.

2.2.	AAK shall send Enzymotec a copy of each invoice sent to NewCo and shall at the same time render a report to Enzymotec giving a true account of the cost structure and the total manufacturing cost for the Products. AAK shall procure that Enzymotec, solely through appointed independent accountants appointed by Enzymotec who shall be approved by AAK (such approval not to be unreasonably withheld), upon prior reasonable notice to AAK have full access to relevant information for the verification of the cost structure and the manufacturing cost for the Products. All costs relating to such examinations shall be born by Enzymotec.

2.3.	NewCo shall pay for the Products delivered as promptly as practical following the date on which NewCo receives payment for such Products from its respective customers, but in any event within [***] days thereafter. AAK may invoice NewCo [***] per month with respect to all payments received by NewCo during the preceding month.

2.4.	All invoices for Products delivered to NewCo’s plant site in Karlshamn, Sweden, shall be payable in the same currency in which NewCo receives payment from the applicable customer (limited either to EUR or US Dollars, or such additional currency as approved by NewCo's Board of Directors). All payments shall be made by NewCo to such bank account AAK shall designate in writing to NewCo.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.	LIABILITY

3.1.	AAK guarantees to NewCo that all Products delivered hereunder shall comply with the specifications agreed with the customer, including that all Products delivered will comply with all applicable laws, regulations and governmental regulations relating to the Product, such as those related to health and safety, infant food, environmental and transportation matters.

THE FOREGOING WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS OF WHATEVER KIND ARE HEREBY DISCLAIMED BY AAK AND ITS AFFILIATES AND WAIVED BY NEWCO. AAK MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WITH RESPECT TO THE PRODUCTS, EXCEPT AS THIS SECTION 3.1 EXPRESSLY PROVIDES.

3.2.	If any quantity of delivered Products fails to conform with the guarantee in Section 3.1, AAK shall immediately replace such quantity at AAK’s own cost and expense or, if AAK fails to do so, immediately reimburse NewCo for any and all direct and reasonable costs, expenses and damages incurred to NewCo. Any claim that NewCo may have with respect to a deficiency or defect in the quantity or quality (including packaging), and including non-conformity with the specifications, of the Products delivered hereunder, must be made in writing to AAK, within [***] days of the discovery thereof by NewCo, but in no event later than the later of (a) [***] months from delivery, or (b) the expiry of the shelf life for such Products.

3.3.	AAK shall indemnify and hold NewCo harmless against (a) all claims, losses, expenses and liabilities for personal injury or damage to property of any third party caused by the Products, or (b) all direct damages of NewCo as a result of the delay of delivery of the Products to NewCo. If a claim for damage as described in this Section is lodged by a third party against one of AAK and NewCo, the latter party shall forthwith inform the other party thereof in writing. The indemnification obligation is subject to: (a) NewCo notifying AAK in writing of any such claim without undue delay; (b) NewCo giving AAK full authority and control of the settlement and defense of the claim; and (c) NewCo fully cooperating to the extent reasonably practicable with AAK in the defense of such claims, including providing adequate assistance and information at AAK’s expense. AAK’s liability as set forth in this Section 3.3 shall be limited to EUR two million (2.000.000) per each occurrence of damages; provided that in the event of damages under Section 3.3 (a) which under mandatory applicable law may not be limited, AAK’s liability thereunder shall not be so limited.

3.4.	Notwithstanding Section 3.3 AAK shall not be liable to pay any damages, losses or expenses to NewCo for a delay in the delivery of the Products caused by a delay in the delivery of the Enzymes by Enzymotec to AAK.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.5.	AAK undertakes to maintain in force during the term of this Agreement a public and products liability insurance with an insurance coverage customary for the food industry for the Products. AAK shall procure that NewCo shall be added as a beneficiary to such product liability insurance. Upon request, AAK will provide NewCo with a certificate from its insurer evidencing such insurance. AAK's current certificate is attached hereto as Schedule 3.5.

3.6.	The Products shall be packaged by AAK, at its own cost, in proper packaging suitable for such Products, and in compliance with all applicable legal requirements, regulations and directives, and in accordance with NewCo’s orders (with respect to size and type of packaging). The Products shall be labeled, by AAK, at its own cost, in compliance with all applicable legal requirements, regulations and directives, and in accordance with the instructions provided by NewCo, which will be provided to AAK from time to time.

3.7.	During the production of the Products and prior to the shipment and delivery of the Products to NewCo, AAK shall perform those tests which are standard in the industry and which are necessary to secure compliance with the specifications agreed with the customer.

3.8.	Notwithstanding anything contained in this Agreement to the contrary, in no event shall either party be liable for special, incidental or consequential damages, including, but not limited to, loss of profits, loss of opportunities, loss of data, or loss of use damages arising out of this Agreement, regardless of whether such liability is based on breach of contract, tort (including negligence), strict liability, breach of warranties, failure of essential purpose or otherwise, even if the party has been advised of the possibility of such damages.

4.	FORCE MAJEURE

Neither party shall be in default hereunder by reason of its delay in performance of, or failure to perform, any of its obligations hereunder, if such delay or failure is caused by a Force Majeure, and the provisions of Section 15 of the Shareholders Agreement in force between AAK and Enzymotec shall apply mutatis mutandis between AAK and NewCo for the purpose of this Agreement, as if NewCo was a party thereto.

5.	CONFIDENTIALITY

The confidentiality obligations set forth in the Shareholders Agreement in force between AAK and Enzymotec shall apply mutatis mutandis between AAK and NewCo as regards to Confidential Information, as if NewCo was a party thereto.

6.	TERM OF THE AGREEMENT

6.1.	This Agreement is valid as from the date hereof and shall remain in force as long as the Shareholders Agreement is in effect and has not been terminated.
6.2.	Subject to the provisions of Section 13.1 of the Shareholders Agreement, this Agreement shall automatically and immediately terminate in case the Shareholders’ Agreement is terminated.

6.3.	The parties acknowledge that Article 5 shall survive any expiration of this Agreement.

7.	MISCELLANEOUS

7.1.	Without the prior written consent of the other party, no rights or obligations according to this Agreement can be transferred to a third party.

7.2.	Amendments, modifications and alterations to this Agreement shall be made in writing and shall be signed by both parties.

7.3.	Notices under this Agreement shall be sent by e-mail with confirming registered letter by airmail, postage prepaid, and shall be regarded as properly given ten (10) days after the registered mailing date and shall be regarded as properly addressed to AAK and NewCo under the respective addresses set out below or to such addresses that AAK and NewCo, as the case may be, shall specify in writing to the other party. All communication between AAK and NewCo shall be in English.

To NewCo: to the Managing Director.

To AAK:

Att: Renald D. Mackintosh
AarhusKarlshamn FICE
Kreeftstraat 1
NL-1540 AA Zaandijk
The Netherlands

E-mail: [***]

7.4.	If due to a change in any applicable law or due to a decision or other act (including failure to act) by any competent authority one or more provisions of this Agreement can no longer be enforced or an amendment of one or more of the provisions of this Agreement is required, the parties agree that they shall endeavour to find an alternate solution approaching as near as possible the contractual situation existing prior to such change, decision or act.

7.5.	The Schedules attached to this Agreement form an integrated part hereof. In case of any inconsistency between this Agreement and any Schedule, the provisions of this Agreement shall prevail.

7.6.	Capitalized terms used but otherwise not defined herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

8.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with Swedish law as such law shall from time to time be in effect.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

9.	disputes

All disputes, controversies and claims arising out of or relating to this Agreement or any of the appendices, or the breach, termination or invalidity thereof, shall be exclusively and finally settled according to the dispute resolution mechanism set forth in the Shareholders Agreement in force between AAK and Enzymotec which shall apply mutatis mutandis between AAK and NewCo, as if NewCo was a party thereto.

____________________

This Agreement has been executed in duplicate, each party taken one copy, the day and year written below.

Place:		Place: Zaandijke, The Netherlands
Date:		Date: 23-10-2007

AARHUSKARLSHAMN AB		ADVANCED LIPIDS AB

By:	/s/ Jerker Hartwall	By:	/s/ Boaz Noy /s/ Renald Mackintosh

Title:	CEO	Title:	Board Members

Schedule A

PRODUCTS:

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 2.1(a)

2.1 Sales Price of Products delivered to the Company.

The Sales Price of the Products delivered to the Company shall initially be:

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 2.1(b)

Result per contract

[***]

Sales

[***]

Material balance

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 3.5

Insurance Brokers
Risk Consultants

CERTIFICATE OF INSURANCE

This certificate is issued as a matter of information only and confers r.o rights upon the certificate holder. This certificate does not amend, extend or alter the coverage afforded by the policy below.

Insurer:	If P & C Insurance Ltd (S & P A-rated)

Policyholder:	AarhusKarlshamn AB

Named Insured:	AarhusKarlshamn AB and its subsidiaries

Additional Insured:	AarhusKarlshamn AB and its joint venture with Enzymotec Ltd.

This is to certify that the Insurance Policy shown below has been issued to the Policyholder within the geographical scope and for the policy period indicated. In addition to the Policyholder the Insurance Policy also applies for other named insured entities. The coverage provided is subject to all terms, conditions and exclusions afforded by the Insurance Policy, notwithstanding any deviating conditions of any other contract or document with respect to which this certificate pertain.

Limit shown may be reduced by paid claims.

Type of Insurance:	Public and Products Liability (Occurrence)

Policy Number:	LP0000001650

Policy Period:	1st of January, 2007 to 31st of December, 2007 (Both days inclusive)

Geographical Scope:	Worldwide

Limit of Liability:	not less than SEK [***] per occurrence and SEK [***] aggregated for the Policy Period.

Aon Sweden AB

11 January 2007

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 6.3

EXCLUSIVE SUPPLY AGREEMENT

by and between AarhusKarlshamn AB (publ.), reg. nr. 556669-2850, a company duly organized and existing under the laws of Sweden and having its principal office at Skeppsgatan 19, 211 19 Malmö, Sweden, (“AAK”), and Enzymotec Ltd, a company organized and existing under the laws of Israel having its registered office at P.O.B 6 Migdal HaEmeq 23100, Israel (“Enzymotec”).

WHEREAS,

(A)	The parties have decided to enter into a joint venture cooperation for the manufacture, marketing and sale of products to the infant food industry and to establish a jointly owned Swedish company - Advanced Lipids AB, reg. nr. 556728-5837 for this purpose (the “NewCo”);

(B)	The parties have entered into a Shareholders’ Agreement of even date herewith (the “Shareholders Agreement”) pursuant to which the parties have provided for how the jointly owned Swedish company’s business activities shall be conducted with the understanding that Enzymotec shall supply to AAK certain enzymes, specified in Schedule A, (the “Enzymes”) needed for the production of the said products and that AAK thereafter shall supply the products to the NewCo subject to a separate supply agreement between AAK and the NewCo;

(C)	Enzymotec is willing to supply the Enzymes to AAK upon the terms and conditions herein contained.

NOW THEREFORE, the parties hereto, intending to be legally bound, have agreed as follows.

1.	SUPPLIES

1.1.	During the term of this Agreement, Enzymotec shall accept orders and deliver the Enzymes on an exclusive basis to AAK (and AAK shall make such orders on an exclusive basis from Enzymotec) pursuant to purchase orders issued and in such volumes as may be ordered by AAK from time to time. The exclusivity set forth above, applies solely with respect to the use of the Enzymes for the Products or delivery of Enzymes for products competing with the Products, and shall not include the Excluded Sales, or sales and orders of the parties for any products other than the Products.

1.2.	Enzymotec shall together with each shipment of the Enzymes provide AAK with a certificate of analysis for such shipment. AAK shall review and verify such certificate and the components of such shipment.

1.3.	AAK shall at least [***] weeks before each calendar quarter provide Enzymotec with a non-binding estimate of its requirements for the Enzymes during the following calendar quarter.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

1.4.	Enzymotec undertakes to deliver ordered volumes of the Enzymes to AAK within [***] weeks after receipt of such binding written order. Enzymotec shall immediately after receipt of an order from AAK confirm such order in writing to AAK.

1.5.	In the event Enzymotec cannot deliver, or has reason to assume that it cannot deliver, the Enzymes within the time of delivery set out in Section 1.4, Enzymotec shall immediately notify AAK hereof in writing with information about the reason for the delay and the estimated time of delivery.

1.6.	Delivery of the Enzymes shall be made by Enzymotec, DDP (INCOTERMS 2000) to AAK’s plant site in Karlshamn, Sweden. In the event that AAK elects to move its manufacturing site outside of Sweden, it shall inform Enzymotec and the parties shall mutually agree on any additional costs related to such relocation.

2.	PRICE and payment

2.1.	The sales price for the Enzymes supplied by Enzymotec shall be the sales price set forth in Schedule 2.1(a), (b) and (c), including as such prices may be amended from time to time in accordance with the provisions of such Schedules, and which Schedules also sets forth the procedures relating to the determination of such prices. Prices are inclusive of all export duties and all other fees, duties, charges, taxes, VAT, and any other statutory fees relating to the sale of the Enzymes hereunder.

2.2.	Enzymotec shall with each invoice render a report to AAK giving a true account of the cost structure and the total manufacturing cost for the Enzymes. Enzymotec shall procure that AAK, solely through independent accountants appointed by AAK who shall be approved by Enzymotec (such approval not to be unreasonably withheld), upon prior reasonable notice to Enzymotec have full access to information relevant for the verification of the cost structure and the manufacturing cost for the Enzymes. The parties agree that Enzymotec shall have the right to require that certain information be delivered to such accountants and not be disclosed by such accountants to AAK. All costs relating to such examinations shall be born by AAK.

2.3.	AAK shall pay for the Enzymes delivered hereunder. Enzymotec may invoice AAK [***] per month with respect to all invoices sent out by Newco during the preceding month. Payment terms of the invoice from Enzymotec to AAK is [***] days net. Payments made by AAK to Enzymotec are with that restriction that money is received by AAK from Newco.

2.4.	All invoices for Enzymes delivered to AAK’s plant site in Karlshamn, Sweden, shall be payable in the same currency in which AAK receives payment from NewCo for the applicable Products sold (limited either to EUR or US Dollars, or such additional currency as approved by NewCo's Board of Directors). All payments shall be made by AAK to such bank account Enzymotec shall designate in writing to AAK.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.	LIABILITY

3.1.	Enzymotec guarantees to AAK that all Enzymes delivered hereunder shall comply with the specifications and quality standards set out in Schedule 3.1, including that all Enzymes delivered will comply with all applicable laws, regulations and governmental regulations relating to the Enzymes, such as those related to health and safety, infant food, environmental and transportation matters.

SUBJECT TO SECTION 4 OF THIS AGREEMENT THE FOREGOING WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND ALL SUCH OTHER WARRANTIES AND REPRESENTATIONS OF WHATEVER KIND ARE HEREBY DISCLAIMED BY ENZYMOTEC AND ITS AFFILIATES AND WAIVED BY AAK. ENZYMOTEC MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WITH RESPECT TO THE ENZYMES, EXCEPT AS THIS SECTION 3.1 EXPRESSLY PROVIDES.

3.2.	If any quantity of delivered Enzymes fails to conform with the guarantee in Section 3.1, Enzymotec shall immediately replace such quantity at Enzymotec’s own cost and expense or, if Enzymotec fails to do so, immediately reimburse AAK for any and all direct and reasonable costs, expenses and damages incurred to AAK. Any claim that AAK may have with respect to a deficiency or defect in the quantity or quality (including packaging), and including any non-conformity with the specifications, of any portion of the Enzymes delivered hereunder, must be made in writing and delivered to Enzymotec, within [***] days of the discovery thereof by AAK, but in no event later than the later of (a) [***] months from delivery, or (b) the expiry of the shelf life for such Products.

3.3.	Enzymotec shall indemnify and hold AAK harmless (a) for any damage to property or personal injury caused by the Enzymes and shall indemnify and hold AAK harmless against all claims, losses, expenses, and liabilities for damage to property or personal injury of any third party caused by the Enzymes or by the Products due to the Enzymes, (b) for all direct damages of AAK as a result of the delay of delivery of the Enzymes to AAK and (c) for any indemnification paid to NewCo by AAK according to the separate supply agreement described under (B), provided however that the damage to property or personal injury that the Products caused the third party resulted from or arised out of the Enzymes. If a claim for damage as described in this Section is lodged by a third party against one of Enzymotec and AAK, the latter party shall forthwith inform the other party thereof in writing. The indemnification obligation is subject to: (a) AAK notifying Enzymotec in writing of any such claim without undue delay; (b) AAK giving Enzymotec full authority and control of the settlement and defense of the claim; and (c) AAK fully cooperating to the extent reasonably practicable with Enzymotec in the defense of such claims, including providing adequate assistance and information at Enzymotec’s expense. Enzymotec’s liability as set forth in this Section 3.3 shall be limited to EUR 2 million (2.000.000) per each occurrence of damages, provided that in the event of damages under Section 3.3 (a) which under applicable mandatory law may not be limited, Enzymotec’s liability thereunder shall not be so limited.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

3.4.	Enzymotec undertakes to maintain in force during the term of this Agreement a product liability insurance with an insurance coverage customary for the food industry, relating to the Enzymes. Upon request, Enzymotec will provide AAK with a certificate from its insurer evidencing such insurance. It is agreed and acknowledged that notwithstanding the above or anything herein to the contrary, AAK shall maintain in force during the term of this Agreement a comprehensive general liability insurance and a product liability insurance with an insurance coverage customary for the food industry which will cover the Products, and AAK shall be responsible and liable, as between the parties, for any third party claims, losses, expenses or damages resulting from or arising out of the Products excluding any such claims, losses, expenses or damages caused by the Products and resulting from or arising out of the Enzymes for which Enzymotec shall be liable in accordance with Section 3.3. Enzymotec 's current certificate is attached hereto as Schedule 3.4.

3.5.	Both during the production of the Enzymes, and prior to the shipment and delivery of the Enzymes to AAK, Enzymotec shall perform such tests which are standard in the industry and which are necessary to secure compliance with the specifications set forth herein.

3.6.	AAK recognizes the hazards of the Enzymes, and will take all necessary precautions and instruct employees in the proper and safe methods of storage, handling and use of the Products and Enzymes.

3.7.	AAK shall store the Enzymes in enclosed storage facilities, (separate from any other materials and products), which are suitable for the storage of substances of similar nature, and shall observe all local laws and regulations pertaining to the storage and handling thereof.

3.8.	Notwithstanding anything contained in this Agreement to the contrary, in no event shall either party be liable for special, incidental or consequential damages, including, but not limited to, loss of profits, loss of opportunities, loss of data, or loss of use damages arising out of this Agreement, regardless of whether such liability is based on breach of contract, tort (including negligence), strict liability, breach of warranties, failure of essential purpose or otherwise, even if the party has been advised of the possibility of such damages.

4.	Infringement of a third parties’ right

4.1.	Enzymotec represents and warrants that the Enzymes do not infringe any patent, registered design, trade mark, copyright, design right, or other intellectual property right of any third party (“Intellectual Property”).

4.2.	Enzymotec shall indemnify AAK or NewCo, as the case may be, against all actions, claims, demands, costs, charges and expenses incurred by AAK or NewCo, in connection with any infringement or alleged infringement in any country of the rights of any third party claimed under or in connection with any Intellectual Property right arising from the sale or use of the Enzymes provided by Enzymotec (a “Claim”); provided that AAK: (a) notifies Enzymotec in writing of any such Claim without undue delay; (b) gives Enzymotec full authority and control of the settlement and defense of the Claim; and (c) fully cooperates to the extent reasonably practicable with Enzymotec in the defense of such Claims, including providing adequate assistance and information at Enzymotec’s expense.

4.3.	Enzymotec will have no obligation to AAK or Newco to the extent that any Claim arises from: (a) any modification to the Enzymes by anyone other than Enzymotec provided AAK has not been instructed by Enzymotec in writing to make any such modifications in which case the obligation in Section 4.2 shall still apply; or (b) use of the Enzymes other than for the Products or as specified in this Agreement or in Schedule 3.1.

4.4.	THIS SECTION 4 STATES THE ENTIRE OBLIGATION OF ENZYMOTEC WITH RESPECT TO ANY THIRD PARTY CLAIMS OF INFRINGEMENT OR PROPRIETARY RIGHTS VIOLATIONS.

5.	FORCE MAJEURE

Neither party shall be in default hereunder by reason of its delay in performance of, or failure to perform, any of its obligations hereunder, if such delay or failure is caused by a Force Majeure, and the provisions of Section 15 of the Shareholders Agreement shall apply in such event and are incorporated herein by reference.

6.	CONFIDENTIALITY

The confidentiality obligations set forth in the Shareholders Agreement shall apply to this Agreement and are incorporated herein by reference.

7.	TERM OF THE AGREEMENT

7.1.	This Agreement is valid as from the date hereof and shall remain in force as long as the Shareholders Agreement is in effect and has not been terminated.

7.2.	Subject to the provisions of Section 13.1 of the Shareholders Agreement, this Agreement shall automatically and immediately terminate in case the Shareholders’ Agreement is terminated.

7.3.	The parties acknowledge that Article 5 shall survive any expiration of this Agreement.

8.	MISCELLANEOUS

8.1.	Without the prior written consent of the other party, no rights or obligations according to this Agreement can be transferred to a third party, except that AAK may direct any of its affiliates to make direct purchases of the Enzymes from Enzymotec, provided that (a) all such purchases are made in accordance with the terms and conditions of this Agreement, and (b) AAK shall be responsible and liable for any obligation of such affiliates (including payment obligations).

8.2.	Amendments, modifications and alterations to this Agreement shall be made in writing and shall be signed by both parties.

8.3.	Notices under this Agreement shall be sent by e-mail with confirming registered letter by airmail, postage prepaid, and shall be regarded as properly given ten (10) days after the registered mailing date and shall be regarded as properly addressed to AAK and Enzymotec under the respective addresses set out below or to such addresses that AAK and Enzymotec, as the case may be, shall specify in writing to the other party. All communication between AAK and Enzymotec shall be in English.

To Enzymotec:

Att: Yoav Kahane

Enzymotec Ltd.

P.O. Box 6, Migdal HaEmeq

23106, Israel

email: [***]

To AAK:

Att: Renald D. Mackintosh
AarhusKarlshamn FICE
Kreeftstraat 1
NL-1540 AA Zaandijk
The Netherlands

E-mail: [***]

8.4.	If due to a change in any applicable law or due to a decision or other act (including failure to act) by any competent authority one or more provisions of this Agreement can no longer be enforced or an amendment of one or more of the provisions of this Agreement is required, the parties agree that they shall endeavour to find an alternate solution approaching as near as possible the contractual situation existing prior to such change, decision or act.

8.5.	The Schedules attached to this Agreement form an integrated part hereof. In case of any inconsistency between this Agreement and any Schedule, the provisions of this Agreement shall prevail.

8.6.	Capitalized terms used but otherwise not defined herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

9.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with Swedish law as such law shall from time to time be in effect.

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

10.	Disputes

10.1.	All disputes, controversies and claims arising out of or relating to this Agreement or any of the appendices, or the breach, termination or invalidity thereof, shall be exclusively and finally settled according to the dispute resolution mechanism set forth in the Shareholders Agreement.

____________________

This Agreement has been executed in duplicate, each party taken one copy, the day and year written below.

Place:		Place:
Date:		Date:

AARHUSKARLSHAMN AB		ENZYMOTEC LTD

By:	/s/ Jerker Hartwall	By:	/s/ Ilan Leviteh /s/ Ariel Katz
Title:		Title:

Schedule A

ENZYMES:

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 2.1(a)

2.1 Sales Price of the Enzyme delivered to AAK per metric ton.

The Sales Price of the Enzymes delivered to AAK shall be:

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 2.1(b)

Result per contract

[***]

Sales

[***]

Material balance

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 2.1(c)

Enzyme cost

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 3.1

[***]

Technical Data Sheet

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

[***]

Technical Data Sheet

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

[***]

Technical Data Sheet

[***]

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 3.4

Tel-Aviv, June 12th, 2007

To: Enzymotec Ltd.

Migdal Haemek, Israel

Re: Enzymotec Ltd- product Liability Insurance

We can hereby confirm that Enzymotec have the following policy in place:

Type: product Liability Insurance

Period: 1.8.06-1.8.07

Limit of Liability: $[***]

We can also confirm that the insurer deemed the Enzyme as one of the company’s products.

Yours sincerely,

/s/ Yitzhak Malik
Yitzhak Malik

Account Executive Manager

*** Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Schedule 6.8(a)

Proprietary and Confidential

Advanced Lipids AB

GENERAL TERMS AND CONDITIONS OF SALE

1.	GENERAL

1.1          These General Terms and Conditions of Sale shall apply to all deliveries from Advanced Lipids AB (“ADVANCED LIPIDS”) and will thus exclude application of any general or specific conditions or terms of the buyer.

1.2         All products delivered from ADVANCED LIPIDS under these General Terms and Conditions of Sale are hereafter referred to as the Product.

1.3         Deviations from the application of these General Terms and Conditions of Sale are accepted by ADVANCED LIPIDS only if approved in writing by an authorised representative of ADVANCED LIPIDS.

2.	DETAILS CONCERNING THE PRODUCTS

Any details concerning weights, prices, technical qualities and other specifics of the Product shall be binding upon ADVANCED LIPIDS only if and to the extent this is expressly agreed upon in writing between ADVANCED LIPIDS and the buyer.

3.           OFFER AND ACCEPTANCE

All offers are valid only during the day as such offers are made unless otherwise stated by ADVANCED LIPIDS. No order shall be binding upon ADVANCED LIPIDS unless accepted in writing by ADVANCED LIPIDS.

4.           DELIVERY AND TIME OF DELIVERY

4.1         Unless otherwise agreed in writing between the parties, the Product shall be delivered “EX WORKS” (in accordance with the latest prevailing version of “INCOTERMS”).

4.2         Unless otherwise agreed in writing between the parties, it is presumed that the agreed quantity of the Product should be delivered evenly apportioned during the contract period. In the event of successive deliveries, each delivery shall be considered as a separate sale. In case of delivery on call, any call-off shall be made in reasonable time before the desired delivery date with regard to quantity, place of delivery and other circumstances. A call-off is not binding upon ADVANCED LIPIDS unless accepted in writing by ADVANCED LIPIDS.

4.3         If the buyer has not taken delivery of the entire agreed quantity of a Product at the end of the contract period, ADVANCED LIPIDS shall be entitled, at its sole option, to require the buyer to immediately take delivery of and duly pay for any remaining quantity of Product under the contract or to cancel the contract as regards such remaining quantity. Should ADVANCED LIPIDS choose to cancel the contract, the buyer shall compensate ADVANCED LIPIDS for any loss, costs and expenses incurred by ADVANCED LIPIDS due to such cancellation.

4.4         ADVANCED LIPIDS shall immediately notify the buyer in case there is reason to believe that the delivery of the Product may be delayed. The buyer shall be entitled to cancel the delivery in question in case the delay causes the buyer considerable inconvenience conditional upon that the delay is not a consequence of force majeure in accordance with section 13 below.

4.5         In case a delay in delivery is caused by ADVANCED LIPIDS, the buyer shall be entitled to damages only if agreed separately in writing. ADVANCED LIPIDS shall in no event be liable for any pure economic loss or damages or any indirect or consequential loss, costs or damages resulting from a delay in delivery.

4.6         ADVANCED LIPIDS shall at any time be entitled to non-performance of a delivery in case ADVANCED LIPIDS has a legitimate reason to question the buyer’s ability to pay for deliveries. However, ADVANCED LIPIDS shall not be entitled to non-performance of a delivery if, on request, the buyer pays for the delivery in advance or grants security for the delivery which can reasonably be accepted by ADVANCED LIPIDS.

5.         TAXES AND CHARGES

All applicable taxes, charges, custom or import duties relating to the delivery of the Product in the country of destination shall be paid by the buyer.

6.         WEIGHT

The quantity of the Product supplied may, in keeping with the contract price, deviate more or less than the agreed contract weight by up to five per cent (5%). In case of any positive or negative deviation from the contract weight by more than five per cent, the parties shall reach an agreement on how such deviation shall affect the price of the Product. The weight of the Product shall be finally settled by ADVANCED LIPIDS by the use of scales which have been calibrated specifically for such purpose.

7.         PRICE

ADVANCED LIPIDS is entitled to adjust the contract price if, before the delivery date, there are any material and unforeseen changes of duties, taxes or other governmental charges increasing the costs for the provision of the Product.

8.         PAYMENT

8.1      Unless otherwise agreed in writing, payment shall be made within ten (10) days from the date of invoice. Invoice relating to delivery may be issued as per the date of loading of the Product for transport to the buyer.

8.2      In the event of any delay in payment, ADVANCED LIPIDS shall be entitled to interest on the unpaid amount from the due date of payment until the entire invoiced amount has been paid in full. The rate of interest shall per annum be the Swedish Riksbank’s official reference rate (Sw: Riksbankens referensränta) at the time plus ten (10) percentage units.

9.         RETENTION OF TITLE

The Product remains the property of ADVANCED LIPIDS until the agreed price for the Product has been paid in full by the buyer.

10.       DEFECTS AND SHORTAGE

10.1     Should the Product, as delivered, not conform with the specifications agreed in writing or mandatory applicable laws or regulations in the country where the Product is manufactured, or should the quantity of delivered Product deviate from the agreed quantity, ADVANCED LIPIDS shall, at its own discretion and at its own cost, either deliver new Product or refund such proportion of the purchase price received corresponding to the relevant defect or shortage. ADVANCED LIPIDS shall in no event be liable for the suitability of the Product for its intended use or its fitness for a particular purpose. ADVANCED LIPIDS shall further in no event be liable for defects or shortage of Product when caused by the buyer’s inappropriate or improper use or storage.

10.2      The buyer shall carefully examine the Product immediately upon delivery and without delay report to ADVANCED LIPIDS in writing any defects or shortage as set forth in section 10.1 above. Any claim from the buyer must, in order to be valid, be made to ADVANCED LIPIDS prior to the Product or any part thereof is used or put into production. Any claim towards ADVANCED LIPIDS on account of any defect or shortage shall, in any case, be deemed waived by the buyer unless submitted to ADVANCED LIPIDS in writing not later than ninety (90) days from the delivery date. ADVANCED LIPIDS shall be given reasonable opportunity to investigate all claims from the buyer.

10.3      Any notice of any claim shall be specified and state the alleged defect or shortage as well as the delivery date of the Product. ADVANCED LIPIDS shall be entitled to examine any delivery with an alleged defect or shortage. ADVANCED LIPIDS shall, in the event ADVANCED LIPIDS accepts to deliver a new Product, at its own cost, collect the defective Product.

11.         PRODUCT LIABILITY

11.1      ADVANCED LIPIDS shall not be liable in relation to any bodily injury or damage to property caused by the Product (product liability damage) if such occurs after the Product has been delivered, unless the relevant injury or damage has been caused solely by defects in the Product as qualified in section 10.1 above and provided that such defects have been caused by negligence on the part of ADVANCED LIPIDS.

11.2      If ADVANCED LIPIDS incurs liability towards any third party due to the Product delivered to the buyer and given that ADVANCED LIPIDS is not liable in relation hereto under these General Terms, then the buyer shall indemnify, defend and hold ADVANCED LIPIDS harmless in relation to any such liability.

11.3      ADVANCED LIPIDS’ liability as set forth in section 11.1 above shall be limited to SEK ten million (10,000,000) per each occurrence of damages, unless otherwise is stipulated under mandatory laws or regulations. Any claim towards ADVANCED LIPIDS on account of bodily injury or damage to property as described in section 11.1 shall be deemed waived by the buyer, unless submitted to ADVANCED LIPIDS in writing not later than sixty (60) days from the date the Product or any part thereof was used or put into production.

12.        LIMITATION OF LIABILITY

ADVANCED LIPIDS shall have no liability in relation to the Product except as specified in these General Terms. For the avoidance of doubt, ADVANCED LIPIDS shall, notwithstanding anything to the contrary herein, under no circumstance whatsoever be liable for any loss of production, loss of profit or any other pure economic loss or damages or any indirect or consequential loss, costs or damages, irrespective of if such has been caused by a defective, or shortage of, Product or not. This limitation of ADVANCED LIPIDS’ liability shall, however, not apply in case ADVANCED LIPIDS is proven guilty of gross negligence.

13.         FORCE MAJEURE

ADVANCED LIPIDS shall not be liable for any non-performance of its obligations caused by circumstances beyond ADVANCED LIPIDS’ control, which prevent or considerably obstruct production, delivery or freight of the Product until such obstacle has been removed (force majeure). Such circumstances shall be deemed to include difficulties to procure raw materials for the Product as well as other difficulties and disturbances such as, including but not limited to, labour conflicts, fire or other accident, fuel or power shortages, transportation shortages, obstacles or interruptions regarding transportation at sea and breakdowns or interruptions of any kind as regards ADVANCED LIPIDS’ equipment or facilities, which are deemed necessary for the performance of ADVANCED LIPIDS’ obligations.

14.         DISPUTES AND GOVERNING LAW

14.1      Any dispute arising out of or in connection with the delivery of Products shall be finally settled by arbitration in accordance with the Rules of Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration proceedings shall take place in Stockholm, Sweden. The Rules for Expedited Arbitrations shall apply if the amount of the dispute does not exceed SEK five hundred thousand (500,000). The amount of the dispute shall be considered the amount the plaintiff claims at the beginning of the procedure, excluding claim of interest. ADVANCED LIPIDS shall also be entitled to apply directly to any competent court of law, in cases of default in payment.

14.2      These General Terms and Conditions of Sale and any other agreement between ADVANCED LIPIDS and the buyer shall be governed by Swedish law, without regard to its principles of conflict of laws, except that the regulations regarding defects and remedies set out in the Swedish Sales of Goods Act (1990:931) and the Swedish law (1987:822) on International Sale of Goods shall not apply.

These General Terms and Conditions of Sale are issued 1st of February, 2010.

Schedule 8.3

Infat Trademarks

InFat